                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Consolidated Edison, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


------------------------------------------------------------------------

     (5)  Total fee paid:


------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


------------------------------------------------------------------------

     (3)  Filing Party:


------------------------------------------------------------------------

     (4)  Date Filed:


------------------------------------------------------------------------

[CON EDISON LOGO]
--------------------------------------------------------------------------------

                                            LETTER TO
                                            STOCKHOLDERS
                                            NOTICE OF 2002
                                            ANNUAL MEETING,
                                            PROXY STATEMENT
                                            AND 2001 FINANCIAL
                                            REPORT

                                            MAY 20, 2002
                                            CON EDISON HEADQUARTERS
                                            4 IRVING PLACE
                                            NEW YORK, N.Y. 10003

[CON EDISON LOGO]
                                        [CON EDISON LETTERHEAD]
--------------------------------------------------------------------------------

EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 8, 2002

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Consolidated Edison, Inc. I hope that you will join the Board of Directors and management of your Company at the Company's Headquarters Building at 4 Irving Place, New York, N.Y., on Monday, May 20, 2002 at 10:00 a.m.

     The accompanying Proxy Statement contains information about matters to be considered at the Annual Meeting. At the Annual Meeting, stockholders will be asked to vote on the election of Directors and the ratification of the appointment of independent accountants for 2002. In addition to the matters described above, stockholders will be asked to vote on a proposal submitted by an individual stockholder described in the attached Proxy Statement, if the proposal is properly presented at the Annual Meeting. For the reasons stated in the Proxy Statement, the Board of Directors and management recommend that stockholders vote against this proposal.

     Whether or not you plan to attend the Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone or by the Internet. Instructions for using the telephone or the Internet service are set forth on the enclosed proxy card.

     If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

                                            Sincerely,

                                            /s/ Eugene R. McGrath
                                            Eugene R. McGrath

[CON EDISON LOGO]
                                        [CON EDISON LETTERHEAD]
--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     The Annual Meeting of Stockholders of Consolidated Edison, Inc. will be held at the Company's Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 20, 2002 at 10:00 a.m. for the following purposes:

          a. To elect the members of the Board of Directors as described in the Proxy Statement (attached hereto and incorporated herein by reference);

          b. To ratify and approve the appointment of PricewaterhouseCoopers, LLP as independent accountants for the year 2002;

          c. To act on a stockholder proposal as set forth in the Proxy Statement; and

          d. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     You are cordially invited to attend the meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket. If you are a stockholder of record and vote by telephone or the Internet, you will have the opportunity to indicate that you plan to attend the meeting and a ticket will be sent to you.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                        By Order of the Board of Directors,

                                             SADDIE L. SMITH
                                                Secretary

Dated: April 8, 2002

TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Notice of Annual Meeting....................................
Consolidated Edison, Inc. 2002 Proxy Statement..............  1
Appendix A: 2001 Financial Report...........................  21
Selected Financial Data, Selected Quarterly Information,
  Market Price Range and Dividends..........................  A-1
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................  A-2
Report of Independent Accountants...........................  A-19
Consolidated Financial Statements...........................  A-20
Notes to Consolidated Financial Statements..................  A-27

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI" or the "Company") in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company's principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 20, 2002 at 10:00 a.m.

SOLICITATION OF PROXIES

     The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI, for use at the 2002 Annual Meeting of Stockholders. The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 8, 2002.

     Included as an Appendix to this Proxy Statement are the Company's consolidated financial statements and accompanying notes for the year ended December 31, 2001, and other information relating to the Company's financial condition and results of operations. The Company's Summary Annual Report to Stockholders also accompanies the mailing of this Proxy Statement.

     This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $20,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has established April 2, 2002, as the record date for the determination of CEI's stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 212,585,320 shares of Common Stock which are entitled to one vote per share upon the propositions to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

     The enclosed proxy card is for the number of shares registered in your name with CEI, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of the quorum.

VOTING AND REVOCATION OF PROXIES

     All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

     Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. You may also vote by the Internet using the control number that has been assigned to you. Voting by telephone or by the Internet eliminates the need to return the proxy card.

     The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     Voting by use of a proxy on the enclosed proxy card, telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A shareholder may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

ATTENDANCE AND PROCEDURES AT THE ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. You may be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

     Twelve Directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company. The current non-officer nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields.

     At the last Annual Meeting, the stockholders of the Company elected 12 Directors constituting the entire Board of Directors. Since then there was a change regarding the members of the Board. Mr. Vincent A. Calarco was elected to the Board of Directors, effective September 20, 2001. He is the Chairman of Crompton Corporation, a global manufacturer and marketer of specialty chemicals, polymer products and equipment with sales in 120 countries.

     At the opening of business on May 20, 2002, Mr. E. Virgil Conway, the senior member of the Board of Directors, will retire from the Board following 32 years of outstanding and dedicated service to the Company.

     With the exception of Mr. Calarco, all of the nominees were elected Directors at the last Annual Meeting. The Company's management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors, except Mr. Del Giudice, also serve as Trustees of CEI's subsidiary, Consolidated Edison Company of New York, Inc. ("Con

Edison of New York"). Mr. McGrath and Mr. Del Giudice also serve on the Board of CEI's subsidiary, Orange and Rockland Utilities, Inc. ("O&R").

     Shares represented by every properly-signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the shareholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Director or Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2002, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2002, are set forth below, based on information provided by the nominees.

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[PETER W. LIKINS               PETER W. LIKINS, 65
PHOTO]
                               President, University of Arizona, Tucson, Arizona since
                               October 1997. Dr. Likins was previously President of Lehigh
                               University, Bethlehem, Pa. Dr. Likins has been a Trustee of
                               Con Edison of New York since 1978 and a Director of CEI
                               since December 1997. Director or Trustee, Harris Trust Bank of Arizona, Parker-Hannifin Corporation, Udall Foundation
                               and University Medical Center. Member, National Academy of
                               Engineering.
                               Shares owned: 5,003

[EUGENE R. MCGRATH             EUGENE R. MCGRATH, 60
PHOTO]
                               Chairman of the Board, President and Chief Executive Officer
                               of CEI since October 1997. Chairman and Chief Executive
                               Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September
                               1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of CEI
                               since October 1997 and a Director of O&R since July 1999.
                               Director or Trustee, Atlantic Mutual Insurance Company,
                               Schering-Plough Corporation, Business Council of New York
                               State, Inc., New York City Partnership and Chamber of
                               Commerce, Barnard College, American Woman's Economic
                               Development Corporation, The Fresh Air Fund, the Wildlife
                               Conservation Society and the United Way of New York City.
                               Member, National Academy of Engineering.
                               Shares owned: 376,678*

[GORDON J. DAVIS               GORDON J. DAVIS, 60
PHOTO]
                               Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP,
                               Attorneys at Law New York, New York since November 2001. Mr.
                               Davis served as the President of Lincoln Center for the
                               Performing Arts, New York, N.Y. from January 2001 to
                               September 2001. He was a Partner at LeBoeuf, Lamb, Greene &
                               MacRae LLP from October 1994 to December 2000. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a
                               Director of CEI since December 1997. Director or Trustee,
                               Phoenix Home Life Mutual Insurance Company, certain mutual funds managed by the Dreyfus Corporation, Jazz at Lincoln
                               Center, Inc. (Founding Chairman/ Emeritus), New York Public
                               Library and the Studio Museum In Harlem.
                               Shares owned: 3,653

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[ELLEN V. FUTTER               ELLEN V. FUTTER, 52
PHOTO]
                               President and Trustee, American Museum of Natural History,
                               New York, N.Y. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December
                               1997. Director, Trustee or Member, American International
                               Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan Chase
                               & Co., Inc., NYC & Company, Council on Foreign Relations,
                               Memorial Sloan-Kettering Cancer Center and Yale School of
                               Management Advisory Board. Fellow, American Academy of Arts
                               and Sciences.
                               Shares owned: 3,078

[RICHARD A. VOELL              RICHARD A. VOELL, 68
PHOTO]
                               Private investor and retired President and Chief Executive
                               Officer of The Rockefeller Group, New York, N.Y. (real
                               estate, real estate services and communications and
                               communications services). Mr. Voell has been a Trustee of
                               Con Edison of New York since 1990 and a Director of CEI
                               since December 1997. Member, Council on Foreign Relations.
                               Director and Member of the Nominating Committee of the
                               Wildlife Conservation Society. And Past Chairman, Economic
                               Club of New York.
                               Shares owned: 7,219

[SALLY                         SALLY HERNANDEZ-PINERO, 49
HERNANDEZ-PINERO
PHOTO]                         Practicing Attorney at Law, New York, NY since January 1,
                               2002. Previously Mrs. Hernandez-Pinero was the Senior Vice
                               President, The Related Companies, L.P. New York, N.Y. from
                               May 1999 to December 2001. Mrs. Hernandez-Pinero was a
                               Managing Director of Fannie Mae from July 1998 to April
                               1999. She was of counsel to the law firm of Kalkines, Arky,
                               Zall & Bernstein, New York, N.Y. from 1994 to 1998. Mrs.
                               Hernandez-Pinero has been a Trustee of Con Edison of New
                               York since 1994 and a Director of CEI since December 1997.
                               Director or Trustee, Accuhealth, Inc., American Museum of
                               Natural History, The Dime Savings Bank, Goodwill Industries
                               and Tarragon Realty Investors, Inc.
                               Shares owned: 2,313

[STEPHEN R. VOLK               STEPHEN R. VOLK, 65
PHOTO]
                               Chairman, Credit Suisse First Boston New York, New York
                               since January 31, 2002. He was formerly Vice Chairman at
                               Credit Suisse First Boston from August 2001 to January 2002.
                               Mr. Volk was also Senior Partner at Shearman & Sterling,
                               Attorneys at Law, New York, N.Y. Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of CEI since December 1997. Member, Council on Foreign Relations
                               and the Harvard Law School Dean's Advisory Board. Mr. Volk
                               also serves as a Director of ContiGroup Companies, Inc.
                               Shares owned: 3,283

[JOAN S. FREILICH              JOAN S. FREILICH, 60
PHOTO]
                               Executive Vice President and Chief Financial Officer of CEI
                               and Con Edison of New York since March 1998. She was Senior
                               Vice President and Chief Financial Officer of CEI from
                               October 1997 to February 1998 and of Con Edison of New York
                               from July 1996 to February 1998. Ms. Freilich has been a
                               Trustee of Con Edison of New York since 1997 and a Director of CEI since October 1997. Trustee, Citizens Budget
                               Commission and College of New Rochelle.
                               Shares owned: 106,227**

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[MICHAEL J. DEL                MICHAEL J. DEL GIUDICE, 59
GIUDICE PHOTO]
                               Managing Director and Principal, Millennium Credit Markets,
                               LLC, New York, N.Y. He co-founded Millennium in 1996. Mr.
                               Del Giudice has been a Director of CEI since July 1999. He also has been a Director of O&R since 1988, and was Chairman of the Board from February 1998 to July 1999. Director,
                               Barnes and Noble, Inc. and Frontline Group. Chairman of the
                               Governor's Committee on Scholastic Achievement.
                               Shares owned: 2,556

[GEORGE CAMPBELL, JR.          GEORGE CAMPBELL, JR., 56
PHOTO]
                               President, The Cooper Union for the Advancement of Science
                               and Art, New York, N.Y. since July 2000. Dr. Campbell
                               previously served as the President and CEO of NACME, Inc.
                               Dr. Campbell has been a Director of CEI and a Trustee of Con
                               Edison of New York since February 2000. Trustee, Rensselaer
                               Polytechnic Institute, Montefiore Medical Center and New
                               York Hall of Science. Member, President's Circle, National
                               Academy of Sciences. Fellow, American Association for the
                               Advancement of Science.
                               Shares owned: 2,646***

[GEORGE W. SARNEY              GEORGE W. SARNEY, 62
PHOTO]
                               Chairman of Spirent plc, Crawley, West Sussex, U.K.
                               (supplier of telecommunications testing systems and network products) since September 1999. Dr. Sarney was CEO of the
                               Intelligent Automation group of Invensys plc., London, U.K.
                               from 1995 to 1999. He has been a Director of CEI and a
                               Trustee of Con Edison Company of New York since January
                               2001.
                               Shares owned: 2,800

[VINCENT A. CALARCO            VINCENT A. CALARCO, 59
PHOTO]
                               Chairman, President, Chief Executive Officer and Director of
                               Crompton Corporation since 1999. Chairman, President and
                               Chief Executive Officer of Crompton & Knowles from 1986 to
                               1999. Mr. Calarco has been a Director of CEI and a Trustee of Con Edison Company of New York since September 20, 2001.
                               Mr. Calarco also serves as a Director of Newmont Mining
                               Corporation and a Trustee of the Hospital of St. Raphael.
                               Shares owned: 200

---------------
* Includes 360,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

** Includes 104,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

*** As of March 7, 2002.

     The number of shares of Common Stock beneficially owned as of January 31, 2002, by each of the executive officers named in the compensation table on page 11 who are not also nominees is set forth below.

NAME                                                          SHARES OWNED*
----                                                          -------------
Kevin Burke.................................................     64,476
John D. McMahon.............................................     27,806
Stephen B. Bram.............................................     64,481

---------------
* Includes shares underlying options which are currently exercisable or exercisable within 60 days of the date of this proxy statement for: Mr. Burke--60,000, Mr. McMahon--26,000 and Mr. Bram--64,000.

     As of January 31, 2002, no nominee or officer was the beneficial owner of any class of equity securities of CEI or beneficially owned more than 0.177 percent of the total outstanding Common Stock. As of the same date all officers and members of the Board as a group beneficially owned 1,184,770 shares, including 1,067,000 shares underlying currently exercisable options, (0.5584 percent) of the outstanding Common Stock. Each officer and member of the Board held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     The following table provides, as of December 31, 2001, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of CEI.

                                                                  SHARES OF
                                                                    COMMON
                                                              STOCK BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED          PERCENT OF CLASS
------------------------------------                          ------------------   ----------------
Alliance Capital Management, L.P............................     16,503,088(1)            7.6%
 1290 Avenue of the Americas
 New York, NY 10104
Capital Research and Management Company.....................     11,122,600(2)            5.2%
 333 South Hope Street
 Los Angeles, CA 90071

---------------

(1) Alliance Capital Management, L.P. has sole dispositive power for 16,483,988 shares.
(2) Capital Research and Management Company has sole dispositive power for 11,122,600 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2001 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Company believes that all of the reports were filed on a timely basis, except that Ms. Wanda Skalba, a Vice President, inadvertently filed a late Form 4.

BOARD MEMBERS' FEES AND ATTENDANCE

     Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended, and a fee of $1,500 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. CEI will reimburse Board members, who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

     The Chairs of the Audit, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board may participate in the Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for Non-Officer Directors described below. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

     The Company has a restricted common stock plan for non-officer directors. Under the plan each non-officer Director received 200 shares of CEI Common Stock on the adoption of the plan. Each Director receives an additional award of 200 shares following each Annual Meeting. A new Director receives 200 shares upon joining the Board. Shares of stock received under the plan may not be transferred by the Director (except to a family member or a trust or other entity for estate planning purposes) without the permission of CEI's Board or the Executive Personnel and Pension

Committee of the Board until the earlier of (i) five years from the date of grant, (ii) retirement from the Board at age 72 or earlier with the permission of the Board or the Committee, (iii) the death of the Director or (iv) a change in control of CEI.

     The Company has a deferred compensation plan applicable to non-officer members of the Board. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of April 1, 2002, one former Trustee of Con Edison of New York was a participant in the plan.

     The Company has a retirement plan for those Board members who are not entitled to receive employee pension benefits from the Company. The plan provides that a member who retires from the Board and who has completed ten full years of service on the Board shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board, changing as and when such annual retainer changes. The benefits for a Board member who retires with less than ten years of service are prorated. As of April 1, 2002, five former Trustees of Con Edison of New York were participants in the plan.

     The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase for the participants either outstanding shares of Common Stock of CEI or shares issued directly by CEI from authorized but unissued shares. The Company pays brokerage and other expenses relating to the plan.

     The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2001 and will provide services in 2002. The law firm of Shearman & Sterling, of which Mr. Volk was formerly Senior Partner, provided services to CEI and its subsidiaries in 2001 and will provide them in 2002.

     The Board of Directors held nine regular and four special meetings in 2001. During 2001 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee, composed of five non-officer Directors (Mrs. Hernandez-Pinero, Chair, Dr. Campbell, Mr. Del Giudice, Ms. Futter and Dr. Sarney), meets with the Company's management, including Con Edison of New York's General Auditor and the Company's independent accountants, several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Company's internal auditing department. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Audit Committee held three meetings in 2001.

     The Environmental Committee, composed of four non-officer Directors (Ms. Futter, Chair, Mr. Davis, Mrs. Hernandez-Pinero and Dr. Likins), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time to time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policies; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policies; meets annually with the Planning Committee to review and evaluate planning and environmental issues; submits recommendations to the Board with respect to environmental-related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Environmental Committee held five meetings in 2001.

     The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and four non-officer Directors (Mr. Conway, Dr. Likins, Mr. Voell and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2001.

     The Executive Personnel and Pension Committee, composed of five non-officer Directors (Mr. Conway, Chair, Mr. Calarco, Dr. Campbell, Mrs. Hernandez-Pinero and Mr. Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison of New York's Executive Incentive Plan, subject to confirmation by the Board and administers CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Executive Personnel and Pension Committee held four meetings during 2001.

     The Finance Committee, which is composed of five non-officer Directors (Mr. Volk, Chair, Mr. Conway, Mr. Davis, Dr. Likins and Mr. Voell), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budget, major contracts and real estate transactions and litigation and other financial matters, and reviews five-year financial forecasts. It also examines and makes recommendations to the Board with respect to the annual capital budgets, major purchases and real estate transactions, and litigation settlements. The Finance Committee held eight meetings during 2001.

     The Nominating Committee, composed of five non-officer Directors (Mr. Voell, Chair, Mr. Calarco, Mr. Conway, Ms. Futter and Mr. Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters. The Nominating Committee held five meetings in 2001. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It considers candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is willing to serve.

     The Planning Committee, composed of eight non-officer Directors (Dr. Likins, Chair, Mr. Calarco, Mr. Davis, Mr. Del Giudice, Ms. Futter, Mrs. Hernandez-Pinero, Dr. Sarney and Mr. Volk), reviews and makes recommendations to the Board regarding long range planning for the Company. The Planning Committee held three meetings in 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Calarco, Dr. Campbell, Mr. Conway, Mrs. Hernandez-Pinero and Mr. Voell were on CEI's Executive Personnel and Pension Committee in 2001. The Company believes that there are no interlocks with the members who serve on the Committee.

REPORT OF THE AUDIT COMMITTEE

     The Company's Audit Committee consists of five members of the Board. Each member of the Audit Committee is independent and the members meet the other qualifications required by the New York Stock Exchange. The charter of the Audit Committee has been approved by the Board of Directors. A copy of the Audit Committee Charter was filed with the Securities and Exchange Commission as Appendix A to the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 21, 2001.

     The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2001, which are included in this Proxy Statement as Appendix A. The Audit Committee has also discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the independence of PwC with their representatives of that firm. The Audit Committee also has considered whether the provision of limited non-audit services to the Corporation is compatible with the independence of PwC and concluded that they were.

     Based on the Audit Committee's review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                        The Audit Committee

                                             Sally Hernandez-Pinero (Chair)
                                             George Campbell, Jr.
                                             Michael J. Del Giudice
                                             Ellen V. Futter
                                             George W. Sarney

                    FEES PAID TO PRICEWATERHOUSECOOPERS, LLC

     Fees paid or payable to PwC for services rendered during 2001 are as follows:

Audit fees...............................................  $1,139,000
Financial information systems design and implementation
  fees...................................................          --
All other fees...........................................     543,684
                                                           ----------
Total fees...............................................  $1,682,684

     In connection with the 2001 audit of CEI, PwC examined the Company's and its subsidiaries' annual financial statements and reviewed interim financial statements and certain of the Company's or its subsidiaries' filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The major items included in the total of all other fees are comfort letters for securities issuances ($139,000), audits of the Company's pension and certain other benefit plans ($120,000), risk management advisory services ($62,307), and lease and tax accounting advice ($111,771).

     The audit committee considered whether the provision of non-audit services was compatible with maintaining PwC's independence.

MANAGEMENT PROPOSAL

(ITEM 2 ON PROXY CARD)

PROPOSAL NO. 2--Ratification of the Appointment of PricewaterhouseCoopers, LLP as Independent Accountants for the Year 2002.

     At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the Company for the year 2002. PwC has acted in the same capacity for the Company for many years.

     Before the Audit Committee recommended the appointment of PwC, it considered that firm's qualifications. This included a review of PwC's performance in prior years, as well as PwC's reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2002 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

     Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

STOCKHOLDER PROPOSAL

(ITEM 3 ON PROXY CARD)

PROPOSAL NO. 3--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 15,384,595 shares, representing approximately 12.22% of shares voting, voted FOR this proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 11 through 18 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.
--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolution (Proposal 3) would require the affirmative vote of a majority of shares of Common Stock voted on the proposal at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2001. The positions shown are the officers' positions with the Company or with the Company's principal subsidiaries, Con Edison of New York or Orange and Rockland Utilities, Inc. as of December 31, 2001.

                                                                                LONG TERM
                                        ANNUAL COMPENSATION                   COMPENSATION
                             ------------------------------------------   ---------------------
                                                              OTHER       RESTRICTED  NUMBER OF
                                                              ANNUAL        STOCK      OPTION        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS     COMPENSATION   AWARDS(2)    SHARES     COMPENSATION(6)
---------------------------  ----    ------      -----     ------------   ----------  ---------   ---------------
Eugene R. McGrath........    2001  $1,123,333  $1,400,000    $16,389              --   200,000        $51,407
  Chairman of the Board      2000  $1,030,000  $  981,000    $17,408      $6,237,500   150,000        $49,459
  and Chief Executive        1999  $  943,333  $  585,000    $17,996              --   150,000        $41,746
  Officer(1)(3)
Joan S. Freilich.........    2001  $  425,000  $  275,000         --              --    40,000        $12,750
  Executive Vice President   2000  $  385,000  $  250,000         --      $1,559,375    40,000        $11,550
  and Chief Financial        1999  $  338,333  $  170,000         --              --    50,000        $ 9,676
  Officer(1)
Kevin Burke..............    2001  $  370,000  $  290,000         --              --    50,000        $11,100
  President and Chief        2000  $  310,000  $  215,000         --      $1,559,375    20,000        $ 7,600
  Operating Officer(4)       1999  $  264,167  $  113,401         --              --    18,000        $ 7,901
John D. McMahon..........    2001  $  379,617  $  270,000         --              --    40,000        $11,389
  Senior Vice President      2000  $  332,800  $  215,000         --      $1,559,375    40,000        $ 9,984
  and General Counsel(1)     1999  $  272,800  $  115,000         --              --    20,000        $ 8,276
Stephen B. Bram..........    2001  $  386,667  $  194,400         --              --    40,000        $ 9,050
  President and Chief        2000  $  366,000  $  145,350         --              --    18,000        $10,130
  Executive Officer of       1999  $  343,417  $   90,000         --              --    16,000        $10,363
  O&R(5)

------------

(1) Holds same positions with Con Edison of New York.

(2) The aggregate restricted stock holdings by the individuals named in the table at December 31, 2001 was 350,000 restricted stock units, with each unit representing the right to one share of Common Stock of the Company. The aggregate units had a value of $14,126,000 based on the closing price of a share of Common Stock as of December 31, 2001. The units vest 50% on August 31, 2003, 25% on August 31, 2004 and 25% on August 31, 2005. Amounts equal to dividends payable on the Company's shares are payable on the restricted stock units.

(3) Also President of CEI.

(4) Position with Con Edison of New York.

(5) Position with Orange and Rockland Utilities, Inc.

(6) The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2001, Mr. McGrath, life insurance--$17,707; Thrift Plan--$5,100; DIP--$28,600; Ms. Freilich, Thrift Plan--$5,100; DIP--$7,650; Mr. Burke, Thrift Plan--$5,100; DIP--$6,000; Mr.
    McMahon, Thrift Plan--$5,100; DIP--$6,289; Mr. Bram, Thrift Plan--$2,550; DIP--$6,500. For 2000, Mr. McGrath, life insurance--$18,559; Thrift Plan--$5,100; DIP--$25,800; Ms. Freilich, Thrift Plan--$5,100; DIP--$6,450;
    Mr. Burke, Thrift Plan--$3,400; DIP--$4,200; Mr. McMahon, Thrift Plan--$5,100; DIP--$4,884; Mr. Bram, Thrift Plan--$4,250; DIP--$5,880. For
    1999, Mr. McGrath, life insurance--$18,957; Thrift Plan--$5,513; DIP--$17,276; Ms. Freilich, Thrift Plan--$5,513; DIP--$4,163; Mr. Burke, Thrift Plan--$5,513; DIP--$2,388; Mr. McMahon, Thrift Plan--$5,513; DIP--$2,763; Mr. Bram, Thrift Plan--$6,225; DIP--$4,138.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee of the Board, which was composed of five Board members in 2001. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Board for approval. The Committee submits the following report related to compensation matters for 2001.

     The Committee's compensation policy--The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. In 2001, compensation of the Company's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison of New York's Executive Incentive Plan or in the case of one officer an award under the Orange and Rockland Annual Team Incentive Plan (ATIP), which are shown in the Summary Compensation Table on page 11 under the caption "Bonus," and a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by the stockholders at the 1996 Annual Meeting. In making its recommendations to the Board, with respect to salaries of officers, the Executive Incentive Plan and in making awards under the Stock Option Plan to officers, other than Mr. McGrath, the Committee considered recommendations made by Mr. McGrath. The Committee initiates the recommendations that are made to the Board with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan. The establishment of goals and awards under O&R's ATIP plan are made by O&R's Board.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by compensation consulting firms. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with revenues exceeding $5 billion, a survey, entitled the "2000 Energy Services Industry Executive Compensation Report," of the compensation paid to chief executive officers in the electric utility industry and a survey of comparably sized general industry companies in the Northeast. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 19. None of the non-utility companies in the surveys are in the Index.

     The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     2001 Base Salary Determinations--In 2001 individual performance and overall compensation ranges relevant to officers were the factors considered by the Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

     2001 Executive Incentive Plan Awards--Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed three quarters of one percent of Con Edison of New York's net income for common stock for the year. Awards may be made by the Committee, subject to approval by the Board, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in the Company's common stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for year 2001, the Committee considered the following financial factors for 2001: earnings per share for 2001 in comparison to the budget and 2000 earnings per share; earnings available for common stock for 2001 in comparison to the budget and 2000 earnings; the increase in the Company's common stock price compared to the Standard & Poor's ("S&P") 500 stock index and the S&P electric utilities index; the total market return on the Company's common stock for 2001; the rate of return on shareholders' equity in 2001 compared to 2000; the total average annual return on the Company's common stock for the five-year period ending December 31, 2001 compared to the average for the S&P electric utilities index; the increase in the Company's dividend of 0.9% in 2001 compared with the industry average increase of 1.2%; and the continued strength of the Company's credit quality, with senior unsecured debt ratings of A-1 by Moody's and A+ by Standard and Poor's.

     The Committee also considered the following additional factors: the Company's extraordinarily successful efforts to restore electric, gas and steam service following the September 11 attack on the World Trade Center, which resulted in extensive damage to the Company's system, the efforts to insure adequate energy supplies during the 2001 summer and for the future; the excellent reliability of its energy delivery systems during the summer; the Company's leadership role in developing mechanisms to mitigate electricity prices when the competitive market is not functioning adequately and in educating governmental leaders, customers and the public about the power supply situation in New York; the award to the Company of the Edison Electric Institute's highest award, the Edison Award; the successful closing of the sale of the Indian Point 1 and 2 nuclear generating stations on September 6, 2001 and the closing of the sale of the jointly owned Roseton Generation Station in January 2001; the increase in the enrollment in the Company's Retail Choice programs; the termination of the Company's merger agreement with Northeast Utilities and the litigation resulting therefrom; the Company's continued progress in its programs to protect the environment; and the increase in minority representation in the Company's workforce from 33.7% to 36.0% and in female representation from 14.5% to 15.3%.

     Based on the Committee's review of the Company's performance in 2001, as reflected in the factors mentioned above, for 2001 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 100% percent of the target amount provided by the Plan.

     CEO Compensation--In making its recommendations to the Board with respect to both the base salary and the Executive Incentive Plan award for 2001 of Mr. McGrath and the Stock Option grant and Restricted Stock Award made to him in 2001, the Committee considered among other things, the Company's good financial and operating results; the Company's financial condition; the Company's response to the September 11 terrorist attack; Mr. McGrath's leadership role in addressing issues affecting the Company and the utility industry in general; the Company's continued progress in achieving the goal of environmental excellence; and the compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 13.

     I.R.S. Limitations on Deductibility of Executive Compensation--Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2001, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committee's judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                        The Executive Personnel and Pension
                                        Committee

                                             E. Virgil Conway (Chairman)
                                             Vincent A. Calarco
                                             George Campbell, Jr.
                                             Sally Hernandez-Pinero
                                             Richard A. Voell

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE
                            IN CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

     Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich's agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement will be automatically extended for one-year periods unless either party terminates the agreement on six months' prior notice. Mr. McGrath's agreement may not be automatically extended more than twice. Each Employment Agreement provides for an annual base salary in the following amounts: Mr. McGrath--$1,090,000; Ms. Freilich--$425,000; Mr. Burke--$330,000; and Mr. McMahon--$342,000. The agreements provide that the Executive Personnel and Pension Committees will review the salaries at least annually for possible increase. The current salaries payable under the agreements are the following: Mr. McGrath--$1,190,000; Ms. Freilich--$470,000; Mr. Burke--$490,000; and Mr. McMahon--$463,000. The agreements also provided for restricted stock awards, which are shown in the Summary Compensation Table. Mr. McGrath's agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

     The employment periods under the Employment Agreements may also be ended by the Company for "cause," as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without "good reason" as defined in his agreement. The other officers may end their employment periods without "good reason" or, following a "change in control," with "good reason," as such terms are defined in the agreements. If Mr. McGrath is terminated other than for "cause," death or disability or he resigns for "good reason," or if the other officers are terminated prior to a "change in control" other than for "cause," death or disability, the officer will receive: (i) a lump sum equal to the officer's target award under the Company's Executive Incentive Plan ("EIP"), prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum equal to the net present value of two years additional service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) continued participation in the Company's health and life insurance plans for two years following termination, and (v) two years additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a "change in control," the "two" becomes a "three" in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath's employment without "cause," or he terminates his employment for "good reason," or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a "change in control," the Company terminates their employment without "cause," or the officer terminates his or her employment for "good reason," any unvested restricted stock units become fully vested on termination of employment.

     The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a "change in control."

SEVERANCE PLAN

     The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including the officer listed in the Summary Compensation Table who is not covered by an employment agreement, certain benefits in the event their employment is involuntarily terminated by the Company without "cause," at any time. Enhanced severance benefits (as described below) would be payable if within two years following a "change of control," the officer is involuntarily terminated, other than for "cause," or the officer resigns for "good reason" (all such terms as defined in the plan). For an involuntary termination of employment before a "change of control," benefits under the plan include: (i) a lump sum equal to the officer's target award under the EIP, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum payment equal to the net present value of one additional year's service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) one year's additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company's health and life insurance plans; and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for "good reason" after a "change of control," the "one" becomes a "two" in clauses (ii),
(iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an "excess parachute payment" under Section 4999 of the Internal Revenue Code.

                                 STOCK OPTIONS

     The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock, is to promote the interests of the Company and its stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments including (i) rescinding or taking any other action with respect to any option to the extent necessary to permit the Company to engage in a merger, consolidation or business combination intended to be accounted for as a pooling of interests transaction or (ii) accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

                    OPTION GRANTS IN LAST FISCAL YEAR (2001)

                                         NUMBER OF    % OF TOTAL
                                           SHARES      OPTIONS
                                         UNDERLYING   GRANTED TO                              GRANT DATE
                                          OPTIONS     EMPLOYEES    EXERCISE OR   EXPIRATION    PRESENT
NAME                                      GRANTED      IN 2001     BASE PRICE       DATE       VALUE(1)
----                                     ----------   ----------   -----------   ----------   ----------
Eugene R. McGrath......................   200,000        15.5%       $37.75       4/19/11     $1,046,000
Joan S. Freilich.......................    40,000         3.1%       $37.75       4/19/11     $  209,200
Kevin Burke............................    50,000         3.9%       $37.75       4/19/11     $  261,500
John D. McMahon........................    40,000         3.1%       $37.75       4/19/11     $  209,200
Stephen B. Bram........................    40,000         3.1%       $37.75       4/19/11     $  209,200

---------------

(1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, April 19, 2001. The values generated by this model depend upon the following assumptions: an option exercise date eight years after the grant date, a constant dividend yield on the underlying stock of 5.83 percent, an assumed annual volatility of the underlying stock of 21.32 percent; and a risk-free rate of return for the option period of 5.22 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (2001)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/01)

                                                    NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                            NUMBER OF                   UNEXERCISED OPTIONS         IN THE MONEY OPTIONS AT
                             SHARES                     AT FISCAL YEAR END            FISCAL YEAR END(1)
                            ACQUIRED      VALUE     ---------------------------   ---------------------------
                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                           -----------   --------   -----------   -------------   -----------   -------------
Eugene R. McGrath........       0           0         210,000        500,000      $1,494,150     $1,701,000
Joan S. Freilich.........       0           0          54,000        130,000      $  359,240     $  418,800
Kevin Burke..............       0           0          42,000         88,000      $  248,890     $  287,700
John D. McMahon..........       0           0           6,000        100,000      $   42,690     $  418,800
Stephen B. Bram..........       0           0          48,000         71,000      $  341,520     $  222,300

---------------
(1) Represents the difference between the market price of the Company's Common Stock and the exercise price of the option at 12/31/01. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Mr. McGrath by his employment agreement. CEI does not have a separate pension plan.

  FINAL                                      YEARS OF SERVICE
 AVERAGE     --------------------------------------------------------------------------------
  SALARY        15        20         25          30           35          40           45
 -------        --        --         --          --           --          --           --
$   50,000   $ 11,250  $ 15,000  $   19,000  $   24,000   $   25,250  $   26,500   $   27,750
$  100,000   $ 23,293  $ 31,057  $   39,321  $   49,586   $   52,086  $   54,586   $   57,086
$  200,000   $ 51,043  $ 68,057  $   86,071  $  108,086   $  113,086  $  118,086   $  123,086
$  300,000   $ 78,793  $105,057  $  132,821  $  166,586   $  174,086  $  181,586   $  189,086
$  400,000   $106,543  $142,057  $  179,571  $  225,086   $  235,086  $  245,086   $  255,086
$  500,000   $134,293  $179,057  $  226,321  $  283,586   $  296,086  $  308,586   $  321,086
$  600,000   $162,043  $216,057  $  273,071  $  342,086   $  357,086  $  372,086   $  387,086
$  700,000   $189,793  $253,057  $  319,821  $  400,586   $  418,086  $  435,586   $  453,086
$  800,000   $217,543  $290,057  $  366,571  $  459,086   $  479,086  $  499,086   $  519,086
$  900,000   $245,293  $327,057  $  413,321  $  517,586   $  540,086  $  562,586   $  585,086
$1,000,000   $273,043  $364,057  $  460,071  $  576,086   $  601,086  $  626,086   $  651,086
$1,500,000   $411,793  $549,057  $  693,821  $  868,586   $  906,086  $  943,586   $  981,086
$2,000,000   $550,543  $734,057  $  927,571  $1,161,086   $1,211,086  $1,261,086   $1,311,086
$2,500,000   $689,293  $919,057  $1,161,321  $1,453,586   $1,516,086  $1,578,586   $1,641,086

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under the Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 39 years; Ms. Freilich, 24 years; Mr. Burke, 29 years, Mr. McMahon, 25 years and Mr. Bram 39.

     Current compensation rates covered by the Plans for Messrs. McGrath, Burke, McMahon and Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table on page 12. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1996 to December 31, 2001) with the cumulative total return of the Standard & Poor's Electric Utilities Index and the Standard & Poor's 500 Stock Index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

                              [PERFORMANCE CHART]

                                                                   Years Ending
                                   -----------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Company/Index
-------------                          1996         1997         1998         1999         2000         2001
----------------------------------------------------------------------------------------------------------------
 Consolidated Edison Inc.             100          150.30       203.00       139.22       166.28       184.40
 S&P 500 Index                        100          133.36       171.48       207.56       188.66       166.24
 Electric Companies-500               100          126.24       145.78       117.54       180.34       165.44

* Based on $100 invested at December 31, 1996; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 2001, the Company purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or its subsidiaries and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: A.C.E. Bermuda Insurance Ltd., Associated Electric & Gas Insurance Services Limited, Continental Casualty Company, Federal Insurance Company, Greenwich Insurance Company, Lumbermens Mutual Casualty Company, and Zurich American Insurance Company. The cost of this insurance was $863,500 for a one year term. The Company also purchased from Federal Insurance Company, Royal Insurance Company of America and Zurich American Insurance Company additional insurance coverage, for one year effective January 1, 2002, insuring the directors, trustees, officers and employees of CEI and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $230,351.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     In order to be included in the proxy statement and form of proxy relating to the Company's 2003 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 9, 2002.

OTHER MATTERS TO COME BEFORE THE MEETING

     Management intends to bring before the meeting only the election of Directors and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. YOUR VOTE IS IMPORTANT. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                             By Order of the Board of Directors,

                                                         SADDIE L. SMITH
                                                            Secretary
New York, N.Y.
April 8, 2002

                       APPENDIX A: 2001 FINANCIAL REPORT

Selected Financial Data

CON EDISON*
Year Ended December 31 (Millions of Dollars)       2001           2000           1999           1998           1997
----------------------------------------------------------------------------------------------------------------------
Operating revenues                              $  9,634.0     $  9,431.4     $  7,491.3     $  7,093.0     $  7,196.2
Purchased power                                    3,630.5        3,644.7        1,824.0        1,253.8        1,349.6
Fuel                                                 393.8          350.8          430.1          579.0          596.8
Gas purchased for resale                             860.0          789.1          485.2          437.3          552.6
Operating income                                   1,127.5        1,016.1        1,019.8        1,053.3        1,035.3
Net income for common stock                          682.2          582.8          700.6          712.7          694.5
Total assets                                      16,996.1       16,767.2       15,531.5       14,381.4       14,722.5
Long-term debt                                     5,501.2        5,415.4        4,524.6        4,050.1        4,188.9
Preferred stock subject to
   mandatory redemption                               37.1           37.1           37.1           37.1           84.6
Common shareholders' equity                        5,666.3        5,472.4        5,412.0        6,025.6        5,930.1
----------------------------------------------------------------------------------------------------------------------
Basic earnings per share                        $     3.22     $     2.75     $     3.14     $     3.04     $     2.95
Diluted earnings per share                      $     3.21     $     2.74     $     3.13     $     3.04     $     2.95
Cash dividends per
  common share                                  $     2.20     $     2.18     $     2.14           2.12     $     2.10
----------------------------------------------------------------------------------------------------------------------
Average common shares
  outstanding (millions)                             212.1          212.2          223.4          234.3          235.1
----------------------------------------------------------------------------------------------------------------------


CON EDISON OF NEW YORK*
Year Ended December 31 (Millions of Dollars)   2001         2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------
Operating revenues                          $ 8,122.2    $ 8,000.7     $ 6,956.0     $ 6,998.7     $ 7,196.2
Purchased power                               2,818.9      2,988.1       1,669.2       1,252.0       1,349.6
Fuel                                            351.0        322.1         430.2         579.0         596.8
Gas purchased for resale                        666.0        490.6         351.8         370.1         552.6
Operating income                              1,046.5        952.1       1,001.5       1,067.1       1,035.3
Net income for common stock                     649.5        570.1         698.3         728.1         694.5
Total assets                                 14,518.8     14,547.9      13,682.2      14,172.8      14,722.5
Long-term debt                                5,011.8      4,915.1       4,243.1       4,050.1       4,188.9
Preferred stock subject to
  mandatory redemption                           37.1         37.1          37.1          37.1          84.6
Common shareholders' equity                   4,665.8      4,479.6       4,393.8       5,842.7       5,930.1
------------------------------------------------------------------------------------------------------------

* Con Edison, which was established as the parent holding company for Con Edison of New York effective January 1, 1998, owns all of Con Edison of New York's outstanding shares of common stock.

Market Price Range in Consolidated Reporting System and Dividends Paid on Common Stock

----------------------------------------------------------------------------
                            2001                           2000
                                      Dividends                    Dividends
                 High       Low         Paid    High        Low      Paid
----------------------------------------------------------------------------
1st Quarter     $38.38     $31.44       0.55   $36.19     $26.19     0.545
2nd Quarter     $40.00     $35.76       0.55   $36.81     $28.88     0.545
3rd Quarter     $43.37     $36.90       0.55   $35.56     $29.81     0.545
4th Quarter     $42.20     $36.50       0.55   $39.50     $32.06     0.545
----------------------------------------------------------------------------

As of January 31, 2002, there were 103,380 holders of record of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and should be read in conjunction with the consolidated financial statements and the notes thereto. Except where noted, this discussion and analysis is presented on a consolidated basis.

CON EDISON'S BUSINESS

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 280,000 customers and gas service to over 120,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison has four unregulated subsidiaries: Consolidated Edison Solutions, Inc. (Con Edison Solutions), a retail energy services company that sells electricity and gas to delivery customers of utilities, including Con Edison of New York and O&R; Consolidated Edison Energy, Inc. (Con Edison Energy), a wholesale energy supply company that enters into financial and commodity instruments as part of its energy trading activities; Consolidated Edison Development, Inc. (Con Edison Development), a company that acquires, develops and operates generating projects; and Con Edison Communications, LLC (Con Edison Communications), a company that builds and operates fiber optic networks to provide wholesale telecommunications services. The unregulated subsidiaries participate in competitive energy supply and services businesses that are subject to different risks than those found in the businesses of the regulated utility subsidiaries. The unregulated subsidiaries accounted for approximately
8.2 percent of consolidated operating revenues and 1.7 percent of consolidated net income in 2001, and 5.0 percent of consolidated total assets at December 31, 2001.

SIGNIFICANT DEVELOPMENTS

The September 11, 2001 attack on the World Trade Center damaged electric, gas and steam transmission and distribution facilities of Con Edison of New York. See Note Q to the financial statements.

In 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station and its 1,000 MW nuclear generating unit and related assets for $642.5 million. See "Liquidity and Capital Resources
- Generation Divestiture," below. Con Edison of New York's remaining electric generating facilities consist of steam-electric plants located in New York City with an aggregate electric capacity of approximately 629 MW.

In April 2001 Con Edison of New York reduced its electric rates $209 million (on an annual basis). Together with previous decreases implemented since its 1997 Restructuring Agreement, Con Edison has decreased its electric rates by $691 million (on an annualized basis). See "Regulatory Matters - Electric," below.

In March 2001 Con Edison and Northeast Utilities commenced litigation relating to their October 1999 merger agreement. See Note P to the financial statements.

CRITICAL ACCOUNTING POLICIES

Con Edison's financial statements reflect the application of the company's accounting policies. These accounting policies conform to accounting principles generally accepted in the United States of America. The accounting policies and the judgments and uncertainties affecting their application that are most important to the portrayal of Con Edison's financial condition and results of operations are discussed in the notes to the financial statements. It is likely that materially different amounts would be reported in financial statements under different conditions or using different assumptions.

Con Edison's critical accounting policies include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" and, in accordance with SFAS No. 71, the accounting requirements and rate making practices of the Federal Energy Regulatory Commission (FERC) and state public utility regulatory authorities having jurisdiction.

SFAS No. 71 specifies the economic effects that result from the cause and effect relationship of costs and revenues in the rate-regulated environment and how these effects are to be accounted for by a regulated enterprise. Revenues intended to cover some costs may be recorded either before or after the costs are incurred. If regulation provides assurance that incurred costs will be recovered in the future, these costs would be capitalized as deferred charges or "regulatory assets" under SFAS No. 71. If revenues are recorded for costs that are expected to be incurred in the future, these revenues would be accrued as deferred credits or "regulatory liabilities" under SFAS No. 71. Actions of a regulator may also reduce or eliminate the value of an asset of a regulated enterprise, or impose a liability (or eliminate a liability it imposed) on the enterprise. Authoritative accounting pronouncements that apply to enterprises in general also apply to regulated enterprises. However, enterprises subject to SFAS No. 71 are required to apply it instead of any conflicting provisions of standards in other authoritative pronouncements. If some of an enterprise's operations are regulated and meet the criteria specified in SFAS No. 71, it is applied only to that regulated portion of the enterprise's operations.

Critical accounting policies of Con Edison are referenced in Note A (Summary of Significant Accounting Policies), Note D (Pension Benefits), Note E (Post Retirement Benefits Other Than Pensions) and Note O (Derivative Instruments and Hedging Activities) to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Con Edison's liquidity is dependent on its cash flows from its operating, investing and financing activities listed on the accompanying consolidated statement of cash flows and discussed below. As a result of these activities, cash and temporary cash investments increased $176.5 million at December 31, 2001 compared to December 31, 2000.

CASH FLOWS FROM OPERATING ACTIVITIES

Con Edison's cash flows from operating activities reflect principally its energy sales and its cost of operations. The volume of energy sales is dependent on factors external to Con Edison such as weather, economic conditions and technological developments. The prices at which Con Edison's utility subsidiaries provide energy to their customers are determined in accordance with rate agreements approved by the state public utility regulatory authority having jurisdiction - New York State Public Service Commission (NYPSC), New Jersey Board of Public Utilities (NJBPU) and Pennsylvania Public Utility Commission
(PPUC). See "Regulatory Matters," below. In general, changes in the utility subsidiaries' cost of purchased power and gas affect the timing of cash flows but not net income because the costs are recovered in accordance with rate agreements. See "Recoverable Energy Costs" in Note A to the financial statements.

Net cash flows from operating activities in 2001 increased $332.5 million compared with 2000, principally as a result of lower energy costs which are reflected in decreased customer accounts receivable and recoverable energy costs, offset in part by decreased accounts payable balances. Net cash flows from operating activities in 2000 decreased $202.8 million compared to 1999, due principally to increased energy costs, including $90 million of replacement power costs that were not recovered from customers. See Note G to the financial statements.

Net income for common stock is a result of cash and non-cash transactions. Only cash transactions affect Con Edison's cash flow from operations. Principal non-cash charges include depreciation. Principal non-cash credits include accrued pension credits. Pension credits result from favorable past performance in Con Edison of New York's pension fund and assumptions about future performance. See Note D to the financial statements.

Con Edison's accounts receivable - customer, less allowance for uncollectible accounts decreased $296.6 million at December 31, 2001 compared with year-end 2000, due primarily to lower customer billings during the fourth quarter by Con Edison's utility subsidiaries, reflecting lower energy costs, offset in part by the timing of customer payments and the remaining receivables from the higher summer billings. Con Edison of New York's equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 29.6 days at December 31, 2001, compared to 29.7 days at December 31, 2000. For O&R the ENDRO was 23.6 days at December 31, 2001 and 33.4 days at December 31, 2000.

Recoverable energy costs decreased $130.2 million at December 31, 2001 compared with year-end 2000, reflecting decreased purchased power and gas costs, resulting from lower sales volumes. See "Recoverable Energy Costs" in Note A to the financial statements.

Gas in storage increased $28.4 million at December 31, 2001 compared with year-end 2000 due primarily to higher volumes resulting from lower withdrawals as a result of warmer weather in 2001 as compared to 2000.

Prepayments decreased $77.9 million at December 31, 2001 compared with year-end 2000 due primarily to a prepayment of Federal and State taxes of $70.0 million at year-end 2000 by Con Edison of New York.

The decreases in 2001 compared to 2000 in electric plant, accumulated depreciation, materials and supplies, nuclear decommissioning trust funds, and the regulatory assets for future Federal income tax, as well as the establishment in 2001 of a regulatory asset for the sale of Con Edison of New York's nuclear generating unit, reflect generation divestitures in 2001. See "Generation Divestiture," below.

Deferred environmental remediation costs increased 13.5 million at December 31, 2001 compared with year-end 2000, reflecting site investigation and remediation costs for Con Edison's utility subsidiaries deferred under current rate agreements. See Note F to the financial statements.

The $15.0 million increase in the regulatory asset for the workers' compensation reserve and the $15.0 million increase in the accumulated provision for injuries and damages at December 31, 2001 compared with year-end 2000 reflect primarily workers' compensation claims relating to alleged asbestos exposure. See Note F to the financial statements.

For information about the regulatory asset for World Trade Center restoration costs, see Note Q to the financial statements.

Accounts payable decreased $355.1 million at December 31, 2001 compared with year-end 2000, due primarily to lower energy purchases in December 2001 as compared to December 2000.

Accrued taxes increased $82.3 million at December 31, 2001 compared to year-end 2000, primarily because, in light of the World Trade Center attack, the Federal government extended to January 2002 the due date for the final payment of 2001 income taxes for affected companies.

Regulatory liabilities increased $80.4 million at December 31, 2001 compared with year-end 2000, reflecting the deferral, pending future disposition by the NYPSC, of a $92.5 million refund from the New York Independent System Operator (NYISO) and an $81.5 million tax refund resulting from a casualty loss deduction taken by Con Edison of New York relating to the World Trade Center attack. These increases were offset in part by the recognition in income of $37 million of gains on generation divestiture, and $25.9 million of previously deferred New York Power Authority (NYPA) revenue increases related to the amortization of a NYPA revenue deficiency pursuant to terms of the agreements covering Con Edison of New York's electric rates. See "Restructuring Agreements" in Note A to the financial statements.

During 2001 other regulatory liabilities decreased $75.2 million, due primarily to a reduction of $80.6 million in the deferral related to New York State tax law changes. The reduction in the deferral was attributable to recognition in income of deferred state income tax expense and lower revenue-based tax collections. Changes in the New York State tax laws applicable to utility companies, effective January 1, 2000, repealed or reduced certain revenue-based taxes and instituted a net income-based tax. In June 2001 the NYPSC issued its final order relating to these tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those are incorporated into base rates.

CASH FLOWS USED IN INVESTING ACTIVITIES

Cash flows used in investing activities in 2001 decreased $494.9 million compared with 2000, due primarily to the receipt of proceeds from generation divestiture, which offset increased utility construction expenditures ($101.2 million) related to meeting load growth on Con Edison of New York's electric distribution system. See "Generation Divestiture" and "Capital Expenditures" below.

Con Edison's investments increased $176.4 million during 2001 compared with 2000, due principally to generation projects of Con Edison Development (see Note C to the financial statements), higher build-out costs of $42.6 million for Con Edison Communications and an expenditure of $25.5 million by Con Edison of New York to improve its underground facilities. This improvement will increase the capacity of Con Edison of New York to provide telecommunication companies access to install communication lines within Con Edison of New York's facilities.

In June 2000 Con Edison Development, purchased an 80 percent interest in a partnership that owns a 236-MW electric generating unit in Lakewood, New Jersey (the Lakewood Project) for $98.1 million.

Deferred real estate sale costs related to the demolition and remediation of a nine-acre development site in midtown Manhattan along the East River were $105.4 million at December 31, 2001 compared to $103.0 million at December 31, 2000. In 2000 Con Edison of New York agreed to sell this site for an expected price of $576 million to $680 million depending on zoning and other adjustments. The sale is subject to NYPSC approval and other conditions. The buyer paid Con Edison of New York $50 million as a down payment, which Con Edison of New York used to fund a portion of the demolition and remediation expenses. The down payment has been recorded as a regulatory liability.

CASH FLOWS USED IN FINANCING ACTIVITIES

Cash flows used in financing activities in 2001 increased $190.8 million compared with 2000, a result of decreased external borrowings and increased debt redemption.

External borrowings are a source of liquidity for companies that could be affected by changes in credit ratings, financial performance and capital markets. For information about Con Edison's credit ratings and certain financial ratios, see "Capital Resources," below.

Con Edison had $343.7 million of commercial paper and other short-term notes outstanding at December 31, 2001 and $255 million outstanding at December 31, 2000. Con Edison's average daily short-term borrowing outstanding in 2001 was $241.8 million compared with $319 million in 2000. The weighted average interest rate was approximately 4.6 percent in 2001 compared to approximately 6.4 percent in 2000. For additional information about Con Edison's short-term borrowing, see Note C to the financial statements.

In February 2001 Con Edison of New York redeemed $150 million of 6.5 percent 8-year debentures. In June 2001 Con Edison of New York issued $400 million of
7.5 percent 40-year debentures. In addition Con Edison of New York issued $224.6 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 2.25 percent) through the New York State Energy Research and Development Authority (NYSERDA), the proceeds of which were used in July 2001 to redeem, in advance of maturity, $228.2 million of tax-exempt debt with a weighted average interest rate of 7.2 percent. In November 2001 Con

Edison of New York issued $98 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 1.9 percent) through NYSERDA, the proceeds of which were used to redeem, in advance of maturity, $100 million of tax-exempt debt with an interest rate of 6.375 percent. In December 2001 Con Edison of New York redeemed $150 million of variable rate 5-year debentures.

During 2000 Con Edison of New York repaid at maturity $275 million of debentures, with a weighted average annual interest rate of approximately 7.48 percent, and issued $975 million of 5-year and 10-year debentures, with a weighted average annual interest rate of approximately 7.39 percent. During 2000, O&R repaid at maturity $120 million of debentures, with a weighted average annual interest rate of 8.27 percent, and issued $55 million of 10-year, 7.5 percent debentures.

Con Edison purchased approximately 1.9 million shares of its common stock, at an aggregate cost of $60.7 million, in 2000. Through December 31, 2000, a total of
23.2 million shares were purchased under a stock repurchase program begun in 1998, at an average price of $43.13 per share, and a total cost of $1.0 billion. No purchases were made by Con Edison in 2001.

 GENERATION DIVESTITURE

Con Edison sold most of its electric generating capacity in 1999. O&R completed the sale of all its generating assets prior to the completion of Con Edison's acquisition of O&R in July 1999.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. In September 2001 Con Edison completed the sale of its nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million, the amount provided for in the sales agreement.

Net income for 2001 reflects neither the $37.1 million net after-tax gain on the Roseton sale (which was deferred as a regulatory liability) nor the $175.4 million net after-tax loss on the nuclear generating facilities sale which was deferred as a regulatory asset.

Con Edison of New York's remaining electric generating facilities consist of plants located in New York City with an aggregate capacity of approximately 629 MW.

For additional information about generation divestiture, see Note I to the financial statements.

CAPITAL RESOURCES

Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than its interests in its subsidiaries. Con Edison expects to finance its capital requirements and the payment of dividends to its shareholders primarily from dividends it receives from its subsidiaries and through external borrowings, including commercial paper. Con Edison's ability to make payments on its external borrowings is dependent upon its receipt of dividends from its subsidiaries or proceeds from the sale of its securities or its interests in its subsidiaries. For information about restrictions on the payment of dividends by Con Edison of New York, see Note B to the financial statements.

In addition Con Edison has determined to use authorized but previously unissued shares of its common stock instead of shares purchased on the open market for its Automatic Dividend Reinvestment and

Cash Payment Plan, Stock Purchase Plan and Stock Option Plan. In 2001 1.9 million shares were purchased in the open market for these plans.

Con Edison expects its utility subsidiaries to finance their operations, capital requirements and payment of dividends to Con Edison from internally generated funds and external borrowings. For information about the company's $950 million commercial paper programs and revolving credit agreements with banks, see Note C to the financial statements.

In December 2001 the NYPSC authorized Con Edison's utility subsidiaries to issue not more than $1.95 billion of debt securities prior to 2006. The NYPSC also authorized the refunding of the utility subsidiaries' outstanding debt securities and preferred stock.

Con Edison's unregulated subsidiaries have financed their operations and capital requirements primarily with capital contributions from Con Edison, internally generated funds and external borrowings and off-balance sheet financing guaranteed by Con Edison. See Note J to the financial statements.

Con Edison's ratio of earnings to fixed charges for 2001, 2000 and 1999 and common equity ratio at December 31, 2001, 2000 and 1999 were:

                                                  2001         2000         1999
                                                  ------------------------------
Earnings to fixed charges (SEC basis)             3.49         3.10         4.04
Common equity ratio                               49.6         49.1         53.1

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. Excluding a $130 million charge for replacement power costs (see Note G to the financial statements) and the $32.1 million charge for merger-related expenses (see Note P to the financial statements), Con Edison's ratio of earnings to fixed charges for 2000 would have been 3.47. The changes in the equity ratio reflect the issuance of debt.

The commercial paper of Con Edison and its utility subsidiaries is rated P-1, A-1 and F-1, respectively, by Moody's Investors Service, Inc. (Moody's), Standard & Poor's Rating Services (S&P) and Fitch Ratings (Fitch). Con Edison's unsecured debt is rated A2, A and A-, respectively, by Moody's, S&P and Fitch. The senior unsecured debt of Con Edison's utility subsidiaries is rated Al, A+ and A+, respectively, by Moody's, S&P and Fitch.

CAPITAL REQUIREMENTS

The following table compares Con Edison's capital requirements relating to its regulated and unregulated subsidiaries for the years 1999 through 2001 and estimated amounts for 2002 and 2003:

                                                    1999       2000       2001       2002       2003
                                                   --------------------------------------------------
                                                                 (Millions of Dollars)

Regulated utility construction expenditures        $  678     $  959     $1,042     $1,307     $1,388
Investment in unregulated subsidiaries                165        121        164        307        257
                                                   --------------------------------------------------
      Sub-total                                       843      1,080      1,206      1,614      1,645
Retirement of long-term securities at maturity        225        395        638        337        185
                                                   --------------------------------------------------
      Total                                        $1,068     $1,475     $1,844     $1,951     $1,830

The increased regulated utility construction expenditures in 2002 and 2003 reflect expenditures for permanent electric, gas and steam system restoration following the World Trade Center attack, incremental electric load growth and reliability programs, an increased level of gas infrastructure expenditures and the cost to repower Con Edison of New York's East River steam-electric generating plant.

The investment in unregulated subsidiaries reflects Con Edison's funding to the unregulated subsidiaries as well as the subsidiaries' own investments. At December 31, 2001 and 2000, Con Edison's investment in these subsidiaries, on an unconsolidated basis, was $473.5 million and $405.6 million, respectively.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

In the normal course of business, companies enter into contracts and make commitments. Accounting principles generally accepted in the United States of America do not require every obligation undertaken by a company to be included as a liability on its balance sheet. However, material off-balance sheet obligations are required to be disclosed in the footnotes to the financial statements.

The following tables summarize Con Edison's material contractual obligations to make payments. Long-term debt and capital lease obligations are included on Con Edison's balance sheet. Operating leases and non-utility generator contracts (for which undiscounted future annual payments are shown) are disclosed in the footnotes to the financial statements.

                                                                  Payments Due by Period
                                                        Less than                            After 5
Contractual Obligations                       Total      1 year     1-3 years   4-5 years     years
----------------------------------------------------------------------------------------------------
                                                                  (Millions of Dollars)
Long-term debt (Note B)                      $ 5,839     $   311     $   785     $   350     $ 4,393
Capital lease obligations (Note J)                79           8          15          14          42
Operating leases (Note J)                        412          50         135          77         150
Non-utility generator contracts (Note H)       8,679         541       1,082       1,054       6,002
----------------------------------------------------------------------------------------------------
Total                                        $15,009     $   910     $ 2,017     $ 1,495     $10,587

Con Edison's material commercial commitments to make payments in addition to these contractual commitments are its guarantees of certain obligations of its subsidiaries. Con Edison estimates that, at December 31, 2001, the maximum aggregate amount of these guarantees, most of which expire or can be terminated within one year, totaled approximately $1.1 billion, of which approximately $456.2 million of underlying obligations to which guarantees relate were outstanding. The guarantees include Con Edison's guarantee in an amount not to exceed $239.7 million, of the residual value for an electric generating project leased by Con Edison Development (see Note J to the financial statements). In addition to the guarantees listed above, Con Edison Development has $51.3 million of guarantees outstanding for obligations of its subsidiaries.

NON-EXCHANGE TRADED CONTRACTS ACCOUNTED FOR AT FAIR VALUE

Con Edison Energy is engaged in energy trading activities, in relation to which Con Edison recognized in income in 2001 unrealized mark-to-market pre-tax net gains of $9.6 million, reflecting changes in the fair value of derivative financial and commodity instruments. See "Financial Market Risks," below and Note O to the financial statements.

ELECTRIC POWER PURCHASES

In 2001 Con Edison's utility subsidiaries purchased substantially all of the energy they sold to customers pursuant to firm contracts with non-utility generators and others or through the NYISO's wholesale electricity market.

In general Con Edison's utility subsidiaries recover prudently incurred purchased power costs pursuant to rate provisions approved by the state public utility regulatory authority having jurisdiction. See "Financial Market Risks," below and "Recoverable Energy Costs" in Note A to the financial statements. From time to time certain parties have petitioned the NYPSC to review these provisions, the elimination of which could have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

To reduce the volatility of electric energy costs, Con Edison's utility subsidiaries have firm contracts to purchase electric energy (including the output of the nuclear generating unit divested in 2001) and have entered into derivative transactions to hedge the costs of expected purchases for a substantial portion of the electric energy expected to be sold to customers in summer 2002. See Notes H and O to the financial statements.

Con Edison's utility subsidiaries do not expect to add long-term electric generation resources other than in connection with the re-powering of Con Edison of New York's East River generating plant, which will add incremental electric capacity of approximately 200 MW. In a July 1998 order, the NYPSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt Con Edison of New York's request for a declaration that, solely with respect to providing generating capacity, it will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity.

REGULATORY MATTERS

ELECTRIC

In July 2001 the FERC concluded that the three independent system operators in the Northeastern United States, including the NYISO, should combine to form one regional transmission organization (RTO) and initiated a process with respect to issues associated with its formation. The terms and conditions pursuant to which an RTO for the Northeastern United States would be formed and operate have not been determined. FERC has, however, indicated that an RTO should have certain characteristics, including independence from market participants and operational authority for all transmission assets under its control, and perform certain functions, including tariff administration and design, congestion management, market monitoring, planning and expansion and interregional coordination. Con Edison's transmission facilities, other than those located underground, are currently controlled and operated by the NYISO.

In 1996 the NYPSC, in its Competitive Opportunities Proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

In September 1997 the NYPSC approved a restructuring agreement among Con Edison of New York, the NYPSC staff and certain other parties (the 1997 Restructuring Agreement). Pursuant to the 1997 Restructuring Agreement, Con Edison of New York reduced electric rates on an annual basis by approximately $129 million in 1998, $80 million in 1999, $103 million in 2000 and $209 million in 2001, divested most of its electric generating capacity, and enabled all of its electric customers to be served by competitive energy suppliers. For additional information about the 1997 Restructuring Agreement, see Note A to the financial statements.

In November 2000 the NYPSC approved an October 2000 agreement (the 2000 Electric Rate Agreement) that, among other things, revises and extends the electric rate plan provisions of the 1997 Restructuring Agreement and addresses certain generation divestiture-related issues.

The electric rate plan provisions of the 2000 Electric Rate Agreement cover the five-year period ending March 2005. Pursuant to the 2000 Electric Rate Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000.

The 2000 Electric Rate Agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in Note A to the financial statements.

For additional information about the 2000 Electric Rate Agreement, see "Rate and Restructuring Agreements" in Note A to the financial statements.

O&R has entered into settlement agreements or similar arrangements with the NYPSC and the New Jersey and Pennsylvania public utility commissions, that provide for a transition to a competitive electric market and address customer/shareholder sharing of net synergy savings from Con Edison's July 1999 acquisition of O&R. See "Rate and Restructuring Agreements" in Note A to the financial statements.

GAS

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

In November 2000 the NYPSC also approved a gas rate settlement agreement between O&R, NYPSC Staff, and certain other parties covering the three-year period November 2000 through October 2003.

For additional information about the new gas rate agreements, see Note A to the financial statements.

STEAM

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties with respect to the steam rate plan filed by Con Edison in November 1999. The agreement provides for a $16.6 million steam rate increase, which took effect October 2000 and, with limited exceptions, for no further changes in steam rates prior to October 2004.

For additional information about the agreement, see Note A to the financial statements.

NUCLEAR GENERATION

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets. For information about the sale, the NYPSC proceeding related to the outage of the unit in 2000 and additional information, see Note G and I to the financial statements.

FINANCIAL MARKET RISKS

Con Edison's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments are interest rate risk and commodity price risk.

The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures and maturing debt securities, and to variable rate debt. See "Liquidity and Capital Resources
- Capital Requirements," above.

In general the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreeements. The utility subsidiaries manage interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition Con Edison and its subsidiaries, from time to time, have entered into derivative financial instruments to hedge interest rate risk.

In general the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are subject to change for fluctuations in the cost of purchased power or gas during the respective terms of the current rate agreements. See "Electric Power Purchases," above and "Recoverable Energy Costs" in Note A to the financial statements. Con Edison's subsidiaries use derivative instruments to hedge purchases of electricity, gas and gas in storage.

At December 31, 2001 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison. See Note O to the financial statements.

ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

Con Edison is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison's utility subsidiaries to recover through depreciation only the historical cost of their plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of the utility subsidiaries' long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, the outages at the nuclear generating unit sold in 2001 (see Note G to the financial statements), the Northeast Utilities litigation (see Note P to the financial statements), developments in energy and capital markets, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.

RESULTS OF OPERATIONS

Con Edison's earnings per share in 2001 were $3.22 ($3.21 on a diluted basis). Earnings per share in 2000 and 1999 were $2.75 ($2.74 on a diluted basis) and $3.14 ($3.13 on a diluted basis), respectively. Excluding a $130 million charge relating to replacement power costs (see Note G to the financial statements) and a $32.1 million charge for merger-related expenses (see Note P to the financial statements), earnings per share in 2000 would have been $3.24 ($3.23 on a diluted basis).

Earnings for the years ended December 31, 2001, 2000 and 1999 were as follows:

                               2001        2000         1999
                             --------------------------------
                                  (Millions of Dollars)

Con Edison of New York       $ 649.5     $ 570.1*     $ 698.3
O&R                             40.2        39.1         22.2**
Unregulated subsidiaries        11.5         7.7        (10.9)
Other***                       (19.0)      (34.1)        (9.0)
                             --------------------------------
      Con Edison             $ 682.2     $ 582.8      $ 700.6

* Includes a charge for the possible disallowance of $130 million of replacement power expenses.

**   O&R earnings are for the period subsequent to its acquisition July 1999.

*** Includes parent company expenses, goodwill amortization and inter-company eliminations and a $32.1 million charge in 2000 for merger-related expenses.

Con Edison's earnings for 2001 increased $99.4 million compared with 2000, reflecting principally the effects of warmer than normal summer weather in 2001($76.3 million), a decrease in nuclear production expenses relating to the nuclear generating unit ($98.4 million), lower depreciation expenses ($60.2 million), increased pension credits ($53.1 million), gain on generation divestiture ($37.5 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), non-recurring charges in 2000 relating to Con Edison of New York's replacement power costs ($130 million) and merger related expenses ($32.1 million), and a net increase in earnings from the unregulated subsidiaries ($3.8 million), offset by electric rate reductions of approximately $375.6 million.

Con Edison's earnings for 2000 decreased $117.8 million compared with 1999, reflecting principally the effects of cooler than normal summer weather in 2000 as compared with warmer than normal summer weather in 1999 ($59.3 million), electric rate reductions of $139.3 million, higher distribution expenses of $19.7 million for the relocation of company facilities to avoid interference with municipal infrastructure projects, $48.3 million of increased interest charges and non-recurring charges of $130 million for replacement power costs and $32.1 million of merger-related expenses, offset in part by increased revenues resulting from the favorable economy of $26.1 million, $157.1 million of increased pension credits, an increase in earnings of $12.3 million from the unregulated subsidiaries and $16.9 million of increased O&R earnings.

Earnings reflect the levels of electric, gas and steam sales discussed below.

Con Edison's operating revenues in 2001 compared with 2000 increased by $202.6 million, and its operating income increased by $111.3 million. Operating revenues in 2000 compared with 1999 increased by $1.9 billion, and operating income decreased by $3.7 million.

A discussion of Con Edison's operating revenues and operating income by business segment follows. Con Edison's principal business segments are its electric, gas and steam utility businesses of its regulated utility subsidiaries and the businesses of its unregulated subsidiaries. For additional information about Con Edison's business segments, see Note N to the financial statements.

ELECTRIC

Con Edison's electric operating revenues in 2001 decreased $50.3 million from 2000 and in 2000 increased $1.1 billion from 1999. The decrease in 2001 reflects decreased purchased power costs (see "Recoverable Energy Costs" in Note A to the financial statements) and electric rate reductions of $375.6 million in 2001, offset by the effects of the warmer than normal summer weather when compared to cooler than normal weather for the 2000 period. The increase in 2000 reflects increased purchase power costs, offset in part by decreased sales resulting from the cooler summer weather in 2000 as compared with 1999, and electric rate reductions of approximately $139.3 million in 2000. Also, O&R's financial results are not included in earnings for the periods prior to its July 1999 acquisition by Con Edison.

Electricity sales volume for Con Edison's utility subsidiaries increased 3.1 percent in 2001 compared with 2000 and increased 1.7 percent in 2000 compared with 1999.

The increase in sales volume in 2001 reflects the warmer than normal summer weather and economic growth. Con Edison's electric sales vary seasonally in response to weather, and peak in the summer.

After adjusting for variations, principally weather and billing days, in each period, electricity sales volume for Con Edison of New York increased 2.4 percent in 2001 compared with 2000 and increased 3.6 percent in 2000 compared with 1999. For O&R weather adjusted electric sales increased 3.3 percent in 2001 compared with 2000 and increased 0.5 percent in 2000 compared with 1999.

Con Edison's electric operating income increased $93.2 million in 2001 compared with 2000. The increase in Con Edison's electric operating income reflects an increase in net revenues (operating revenues less fuel and purchased power) of $73 million. The increase in net revenues reflects principally increased sales ($76.3 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), gains on the sale of divested generation plants ($37.5 million), increased system benefit charges ($41 million), recovery of incremental non-utility generators cost ($31 million), reconciliation of state income tax and gross receipts tax ($110.8 million; see "Income Tax," below) and the reduction in net revenues in 2000 for replacement power costs ($130 million), offset by electric rate reductions of $375.6 million in 2001. Electric operating income also increased due to decreased other operations and maintenance expenses of $107.9 million and decreased depreciation and amortization expense of $69.1 million, offset in part by increased property taxes of $33.7 million, Federal income tax of $42.3 million and State income tax of $99.1 million (see "Income Tax," below).

The $107.9 million decrease in other operations and maintenance expenses reflects principally lower expenses related to Con Edison of New York's nuclear generating unit which was sold in September 2001 ($98.4 million), increased pension credits ($42.5 million) and decreased emission expenses ($11.3 million), offset in part by higher distribution expenses ($13.4 million) for the relocation of company facilities to avoid interference with municipal infrastructure projects and increased system benefit charges ($41 million).

Con Edison's electric operating income decreased $57.6 million in 2000 compared with 1999, reflecting a decrease in Con Edison of New York's electric operating income of $76.7 million. The decrease in Con Edison of New York's electric operating income includes a reduction in net revenues (operating revenues less fuel and purchased power costs) of $325.3 million, (reflecting $59.3 million resulting from cooler than normal summer weather), $139.3 million of electric rate reductions and a $130 million charge for replacement power cost, offset in part by increased pension credits ($124.5 million) and decreased property taxes ($18.1 million), dividend and subsidiary capital taxes ($13.8 million) and income tax ($100.6 million). Electric operating income also reflects an increase in O&R's electric operating income of $19.2 million. O&R's electric operating income in 2000 was $47.5 million compared to $28.4 million recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

GAS

Con Edison's gas operating revenues increased $204.0 million in 2001 compared with 2000, reflecting an increased cost of purchased gas, offset in part by a reduction in customers' bills of $20.0 million, reflecting a refund of previously deferred credits and other provisions of the gas rate agreement approved by the NYPSC in November 2000. The increase in operating income of $3.7 million reflects principally an increase in net revenues (operating revenues less gas purchased for resale) of $5.4 million and increased pension credits of $8.2 million, and the recognition in income in the 2001 period of previously deferred gas credits ($7.0 million), offset in part by increased depreciation and amortization expense ($5.3 million), increased state income tax ($8.7 million; see "Income Tax" below) and higher distribution expenses of $3.0 million for the relocation of company facilities to avoid interference with municipal infrastructure projects.

Con Edison's gas operating revenues and gas operating income increased $261.9 million and $32.3 million, respectively, in 2000. These changes reflect changes in gas sales and transportation volumes. The changes in gas operating revenues also reflect increases in the cost of gas (see "Recoverable Energy Costs" in Note A to the financial statements). In addition the changes reflect O&R's gas operating revenues of approximately $183.4 million and O&R's gas operating income of approximately $11.1 million for 2000, compared to gas operating revenues of $56.4 million and $0.5 million of gas operating income recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Firm gas sales and transportation volume for Con Edison's utility subsidiaries decreased 2.0 percent in 2001 compared with 2000 and increased 8.0 percent in 2000 compared with 1999.

Con Edison's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The decrease in volume in 2001 compared with 2000 reflects the warmer 2001 winter compared with 2000. The increase in 2000 compared with 1999 reflects the colder 2000 winter compared to 1999.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers for Con Edison of New York increased 2.8 percent in 2001 compared with 2000 and increased 2.0 percent in 2000 compared with 1999. For O&R weather adjusted gas sales decreased
0.1 percent in 2001 compared with 2000 and increased 3.7 percent in 2000 compared with 1999.

A weather-normalization provision that applies to the gas businesses of Con Edison's utility subsidiaries operating in New York moderates, but does not eliminate, the effect of weather-related changes on gas operating income.

STEAM

Con Edison of New York's steam operating revenues increased $51.6 million in 2001 compared to 2000, reflecting primarily increased purchased steam and fuel costs (see "Recoverable Energy Costs" in Note A to the financial statements). Steam operating income increased $2.3 million in 2001 compared with 2000, reflecting an October 2000 rate increase of $16.6 million. Steam operating revenues and operating income increased $112.1 million and $6.1 million, respectively, in 2000 compared with 1999, primarily because of increases in purchased steam and fuel costs and the October 2000 rate increase.

Steam sales volume decreased 5.3 percent in 2001 and increased 0.8 percent in 2000. The decrease in 2001 reflects the warmer winter weather compared with 2000.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 2.7 percent in 2001 and decreased 0.7 percent in 2000.

UNREGULATED BUSINESS

Operating revenues of Con Edison's unregulated subsidiaries decreased $8.0 million in 2001 compared to 2000, reflecting lower gas revenues of $140.8 million as a result of lower gas sales and commodity prices in the 2001 period compared to 2000, offset by higher revenues from energy trading of $84.4 million and the full-year ownership of the Lakewood Project of $33.3 million.

The unregulated subsidiaries' operating income increased $11.6 million in 2001 compared to 2000 due principally to lower gas costs and higher wholesale energy trading volumes.

The unregulated subsidiaries operating revenues increased $435.2 million in 2000 compared to 1999, reflecting higher wholesale energy trading activities. Operating income increased $27.3 million, due primarily to higher revenues from energy trading activities and lower operation and maintenance expenses.

TAXES, OTHER THAN INCOME TAXES

At $1.1 billion, taxes other than income taxes remain one of Con Edison's largest operating expenses.

The principal components of and variations in operating taxes were:

                                                              Increase / (Decrease)
                                                         2001       2001 over  2000 over
                                                        Amount        2000       1999
                                                      ---------------------------------
                                                              (Millions of Dollars)
Property taxes                                        $  648.8      $   34.6   $   10.1
State and local taxes related to revenue receipts        403.4         (22.1)     (72.2)
Payroll taxes                                             60.6           1.4        1.1
Other taxes                                               26.3           3.4        3.0
                                                      ---------------------------------
Total                                                 $1,139.1*     $   17.3   $  (58.0)

* Including sales taxes on customers' bills, total taxes, other than income taxes, billed to customers in 2001 were $1,519.9 million.

OTHER INCOME

Other income increased $11.5 million in 2001 compared with 2000, due principally to reduced federal income tax expense and the recognition in 2000 of $32.1 million of merger-related expenses, offset by the write-off in 2001 of an investment of $10.2 million in the New York City Discovery Fund, which invested in New York City based firms engaged in advanced technology. Other income decreased $44.2 million in 2000 compared with 1999, due principally to the recognition in 2000 of $32.1 million of merger-related expenses (see Note P to the financial statements) and the recognition in 1999 of $29 million of deferred federal income tax credits relating to generation divestiture (see Note I to the financial statements).

NET INTEREST CHARGES

Net interest charges increased $23.4 million in 2001 compared with 2000, reflecting $28.4 million of increased interest expense for Con Edison of New York related to long-term borrowings and $5.7 million of interest expense related to long-term borrowing for the Lakewood Project (which was purchased in June 2000 by Con Edison Development), offset in part by $10.6 million in 2000 for interest accrued on the net-after tax gain from Con Edison of New York's 1999 generation divestiture, prior to the disposition of this gain in 2000. See
Note I to the financial statements.

Net interest charges increased $69.9 million in 2000 compared with 1999, reflecting increased interest expense for Con Edison of New York related to short-term and long-term borrowings ($11.3 million and $26.2 million, respectively), and $10.6 million related to the 1999 generation divestiture. The increase also reflects $9.6 million of interest expense related to long-term borrowing for the Lakewood Project and $25.4 million of O&R's interest expense for 2000, compared with $15.4 million of O&R's interest recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

INCOME TAX

Federal income tax increased $14.9 million in 2001 and decreased $89.3 million in 2000, reflecting the changes each year in income before tax, deductions related to removal costs and tax credits. In 2000 New York State implemented a tax law change that reduced or repealed certain revenue-based taxes and replaced them with the imposition of a net income based tax. As a result, state income taxes increased $120.6 million in 2001 compared with 2000, offset by a corresponding increase in other operating revenues for taxes no longer applicable but still being recovered through rates. The new state income tax expense is offset against the savings from the eliminated or reduced revenue taxes. Any over-collection or under-collection of these taxes is deferred for return to or recovery from customers. See Notes A and L to the financial statements.

[PRICEWATERHOUSECOOPERS LETTERHEAD]

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CONSOLIDATED EDISON, INC.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of retained earnings, of capitalization and of cash flows present fairly, in all material respects, the financial position of Consolidated Edison, Inc. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PRICEWATERHOUSECOOPERS LLP

February 21, 2002

                            CONSOLIDATED EDISON, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                                         As at
                                                                                        December 31, 2001     December 31, 2000
                                                                                        ---------------------------------------
                                                                                                 (Thousands of Dollars)
ASSETS
UTILITY PLANT, AT ORIGINAL COST (NOTE A)
      Electric                                                                              $11,145,400          $11,808,102
      Gas                                                                                     2,405,730            2,300,055
      Steam                                                                                     758,600              740,189
      General                                                                                 1,354,099            1,388,602
----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                  15,663,829           16,236,948
      Less: Accumulated depreciation                                                          4,472,994            5,186,058
----------------------------------------------------------------------------------------------------------------------------
      NET                                                                                    11,190,835           11,050,890
      Construction work in progress                                                             654,107              504,471
      Nuclear fuel assemblies and components, less accumulated amortization                          --              107,641
----------------------------------------------------------------------------------------------------------------------------
NET UTILITY PLANT                                                                            11,844,942           11,663,002
----------------------------------------------------------------------------------------------------------------------------
NON-UTILITY PLANT
      Unregulated generating assets, less accumulated depreciation of $21,289 and
        $48,643 in 2001 ~ 2000, respectively                                                    291,039              230,416
      Non-utility property, less accumulated depreciation of $8,606 and $5,516 in
        2001 and 2000 respectively                                                              112,394               41,752
----------------------------------------------------------------------------------------------------------------------------
NET PLANT                                                                                    12,248,375           11,935,170
----------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS

      Unrestricted cash and temporary cash investments (Note A)                                 271,356               94,828
      Restricted cash (Note C)                                                                   69,823                   --
      Accounts receivable - customer, less allowance for uncollectible accounts of
        $34,775 and $33,714 in 2001 and 2000, respectively                                      613,733              910,344
      Other receivables                                                                         124,343              168,411
      Fuel, at average cost                                                                      18,216               28,455
      Gas in storage, at average cost                                                           111,507               83,112
      Materials and supplies, at average cost                                                    90,976              131,362
      Prepayments                                                                                79,687              157,634
      Other current assets                                                                       50,454               69,200
----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                          1,430,095            1,643,346
----------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
      Nuclear decommissioning trust funds (Note I)                                                   --              328,969
      Other (Note J)                                                                            216,979              197,120
----------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS (NOTE A)                                                                      216,979              526,089
----------------------------------------------------------------------------------------------------------------------------
DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
     Goodwill                                                                                   443,547              488,702
     Intangible assets                                                                           85,783                   --
     Accrued pension credits                                                                    697,807              366,743
     Regulatory assets
         Future federal income tax (Note A)                                                     659,891              676,527
         Recoverable energy costs (Note A)                                                      210,264              340,495
         Sale of nuclear generating plant (Note I)                                              170,241                   --
         Real estate sale costs - First Avenue properties                                       105,407              103,009
         Deferred special retirement program costs (Note D)                                      81,796               88,633
         Accrued unbilled revenue (Note A)                                                       64,249               72,619
         Deferred environmental remediation costs (Note F)                                       62,559               49,056
         Workers' compensation (Note F)                                                          62,109               47,097
         Divestiture - capacity replacement reconciliation (Note I)                              58,850               73,850
         Deferred revenue taxes                                                                  41,256               43,880
         World Trade Center restoration costs (Note Q)                                           32,933                   --
         Other                                                                                   88,260              112,603
----------------------------------------------------------------------------------------------------------------------------
     TOTAL REGULATORY ASSETS                                                                  1,637,815            1,607,769
     Other deferred charges and noncurrent assets                                               235,710              199,426
----------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS                               3,100,662            2,662,640
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                       $16,996,111          $16,767,245
============================================================================================================================



   The accompanying notes are an integral part of these financial statements.

                            CONSOLIDATED EDISON, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                      As at
                                                                       December 31, 2001  December 31, 2000
                                                                       -------------------------------------
                                                                              (Thousands of Dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (see Statement of Capitalization)
     Common shareholders' equity                                       $ 5,666,268          $ 5,472,389
     Preferred stock subject to mandatory redemption (Note B)               37,050               37,050
     Other preferred stock (Note B)                                        212,563              212,563
     Long-term debt                                                      5,501,217            5,415,409
-------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                    11,417,098           11,137,411
-------------------------------------------------------------------------------------------------------
MINORITY INTERESTS                                                           9,522                8,416
NONCURRENT LIABILITIES
     Obligations under capital leases                                       41,088               31,504
     Accumulated provision for injuries and damages                        175,665              160,671
     Pension and benefits reserve                                          187,739              181,346
     Other noncurrent liabilities                                           30,159               21,702
-------------------------------------------------------------------------------------------------------
TOTAL NONCURRENT LIABILITIES                                               434,651              395,223
-------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
     Long-term debt due within one year                                    310,950              309,590
     Notes payable                                                         343,722              255,042
     Accounts payable                                                      665,342            1,020,402
     Customer deposits                                                     214,121              202,888
     Accrued taxes                                                         146,657               64,343
     Accrued interest                                                       80,238               85,276
     Accrued wages                                                          77,131               70,951
     Other current liabilities                                             372,404              307,541
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                2,210,565            2,316,033
-------------------------------------------------------------------------------------------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES
     Accumulated deferred income tax (Note L)                            2,235,295            2,302,764
     Accumulated deferred investment tax credits (Note A)                  118,350              131,429
     Regulatory liabilities
          NYISO reconciliation (Note A)                                     92,504                   --
          World Trade Center casualty loss (Note Q)                         81,483                   --
          Gain on divestiture (Note I)                                      59,030               60,338
          Deposit from sale of First Avenue properties                      50,000               50,000
          Recoverable energy costs                                          45,008               36,222
          Accrued electric rate reduction (Note A)                          38,018               38,018
          NYPA revenue increase                                              9,169               35,021
          Other                                                            180,915              256,153
-------------------------------------------------------------------------------------------------------
     TOTAL REGULATORY LIABILITIES                                          556,127              475,752
     Other deferred credits                                                 14,503                  217
-------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES                        2,924,275            2,910,162
-------------------------------------------------------------------------------------------------------
TOTAL                                                                  $16,996,111          $16,767,245
=======================================================================================================


   The accompanying notes are an integral part of these financial statements.

                            CONSOLIDATED EDISON, INC.

                          CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31                                2001                    2000                     1999
                                                        -------------------------------------------------------------
                                                                                (Thousands of Dollars)
OPERATING REVENUES (NOTE A)
    Electric                                            $   6,887,863           $   6,938,128           $   5,792,673
    Gas                                                     1,465,957               1,261,970               1,000,083
    Steam                                                     503,736                 452,135                 340,026
    Non-utility                                               776,406                 779,158                 358,541
---------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                    9,633,962               9,431,391               7,491,323
---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
    Purchased power                                         3,630,542               3,644,675               1,824,023
    Fuel                                                      393,830                 350,816                 430,050
    Gas purchased for resale                                  859,961                 789,080                 485,155
    Other operations                                        1,061,950               1,146,598               1,188,623
    Maintenance                                               430,291                 458,046                 437,979
    Depreciation and amortization (Note A)                    526,235                 586,407                 526,182
    Taxes, other than income taxes                          1,139,127               1,121,843               1,179,796
    Income taxes (Notes A and L)                              464,553                 317,790                 399,716
---------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                    8,506,489               8,415,255               6,471,524
---------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                            1,127,473               1,016,136               1,019,799
---------------------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
    Investment income (Note A)                                  9,435                   8,476                  14,842
    Allowance for equity funds used
       during construction (Note A)                             1,281                   1,299                   3,810
    Other income less miscellaneous deductions                (33,396)                (32,660)                (13,571)
    Income taxes (Notes A and L)                               21,922                  10,622                  26,891
---------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                  (758)                (12,263)                 31,972
---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTREST CHARGES                               1,126,715               1,003,873               1,051,771
    Interest on long-term debt                                396,948                 363,994                 319,393
    Other interest                                             41,823                  49,527                  20,065
    Allowance for borrowed funds used
      during construction (Note A)                             (7,891)                 (6,076)                 (1,895)
---------------------------------------------------------------------------------------------------------------------
NET INTEREST CHARGES                                          430,880                 407,445                 337,563
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                              $     695,835           $     596,428           $     714,208
PREFERRED STOCK DIVIDEND REQUIREMENTS                          13,593                  13,593                  13,593
---------------------------------------------------------------------------------------------------------------------
NET INCOME FOR COMMON STOCK                             $     682,242           $     582,835           $     700,615
=====================================================================================================================
AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC              212,146,750             212,186,412             223,442,315
=====================================================================================================================
AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED            212,919,524             212,417,885             223,890,546
=====================================================================================================================
EARNINGS PER COMMON SHARE - BASIC                       $        3.22           $        2.75           $        3.14
=====================================================================================================================
EARNINGS PER COMMON SHARE - DILUTED                     $        3.21           $        2.74           $        3.13
=====================================================================================================================


   The accompanying notes are an integral part of these financial statements.

                            CONSOLIDATED EDISON, INC.

                    CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                                                            As at
                                                                      December 31,         December 31,        December 31,
                                                                         2001                 2000                 1999
                                                                      -----------------------------------------------------
                                                                                     (Thousands of Dollars)
BALANCE, JANUARY 1                                                    $5,040,931          $ 4,921,089           $4,700,500
      Less: Stock options exercised                                        5,430                1,026                1,922
      Orange & Rockland purchase accounting adjustment                        --                  (46)                  51
      Net income for the year                                            695,835              596,428              714,208
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                  5,731,336            5,516,445            5,412,837
--------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED ON CAPITAL STOCK
      Cumulative Preferred, at required annual rates                      13,593               13,593               13,593
      Common, $2.20, $2.18 and $2.14 per share, respectively             466,726              461,921              478,155
--------------------------------------------------------------------------------------------------------------------------
TOTAL DIVIDENDS DECLARED                                                 480,319              475,514              491,748
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                                  $5,251,017          $ 5,040,931           $4,921,089
==========================================================================================================================




                            CONSOLIDATED EDISON, INC.

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Year Ended December 31                                                  2001                2000                1999
                                                                              ------------------------------------------------
                                                                                             (Thousands of Dollars)
NET INCOME FOR COMMON STOCK                                                   $ 682,242           $ 582,835           $700,615
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES
      Investment in marketable equity securities, net of $703 and
        $454 taxes in 2001 and 2000, respectively                                  (808)               (843)                --
      Minimum pension liability adjustments, net of $1,580 and
        $703 taxes in 2001 and 2000, respectively                                (2,095)             (1,304)                --
      Unrealized (losses)/gains on derivatives
        qualified as hedges due to cumulative
        effect of a change in accounting principle, net of
        $5,635 taxes                                                             (8,002)                 --                 --
      Unrealized (losses)/gains on derivatives qualified as
        hedges, net of $21,901 taxes                                            (31,191)                 --                 --
      Reclassification adjustment for gains/(losses) included in net
        income, net of $10,291 taxes                                             14,807                  --                 --
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES                           (27,289)             (2,147)                --
------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                          $ 654,953           $ 580,688           $700,615
==============================================================================================================================


   The accompanying notes are an integral part of these financial statements.

                            CONSOLIDATED EDISON, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                      As at
                                                                               December 31,         December 31,       December 31,
                                                                                   2001                2000                1999
                                                                               ----------------------------------------------------
                                                                                               (Thousands of Dollars)
OPERATING ACTIVITIES
      Net income                                                               $   695,835         $   596,428         $   714,208
      PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
         Depreciation and amortization                                             526,235             586,407             526,182
         Deferred income tax (excluding taxes resulting
           from divestiture of plant)                                                5,629             177,736              41,784
         Common equity component of allowance for funds used
           during construction                                                      (1,281)             (1,299)             (3,810)
         Accrued pension costs                                                    (259,107)           (201,666)            (34,803)
         Other non-cash charges                                                     37,815              18,448              42,050
CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS OF
      DIVESTITURE OF UTILITY PLANTS, PURCHASE OF THE LAKEWOOD
      PROJECT AND PURCHASE OF ORANGE AND ROCKLAND UTILITIES
      IN 2001, 2000 AND 1999, RESPECTIVELY
         Accounts receivable - customer, less allowance for uncollectible          296,611            (262,799)            (66,371)
         Materials and supplies, including fuel and gas in storage                 (20,086)            (19,980)             56,554
         Prepayments, other receivables and other current assets                   119,325            (131,203)            (37,588)
         Deferred recoverable energy costs                                         130,231            (221,804)            (57,692)
         Cost of removal less salvage                                             (101,163)           (130,590)            (71,451)
         Accounts payable                                                         (353,601)            402,861             167,598
         Other - net                                                               273,528             204,895             (56,449)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                         1,349,971           1,017,434           1,220,212
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES INCLUDING CONSTRUCTION
         Utility construction expenditures                                      (1,103,823)         (1,002,607)           (679,486)
         Common equity component of allowance for funds used during
            construction                                                             1,281               1,299               3,810
         Nuclear fuel expenditures                                                  (6,111)            (27,357)            (16,537)
         Contributions to nuclear decommissioning trust                            (89,185)            (21,301)            (21,301)
         Payment for purchase of Orange and Rockland,
            net of cash and cash equivalents                                            --                  --            (509,083)
         Payment for purchase of the Lakewood Project, net of cash
            and cash equivalents                                                        --             (98,090)                 --
         Divestiture of utility plants (net of federal income tax)                 671,473                  --           1,138,750
         Investments by unregulated subsidiaries                                  (195,664)            (19,309)           (101,953)
         Demolition and remediation costs for First Avenue properties               (2,398)           (101,935)                 --
         Deposit received from sale of First Avenue properties                          --              50,000                  --
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN INVESTING ACTIVITIES INCLUDING CONSTRUCTION                (724,427)         (1,219,300)           (185,800)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES INCLUDING DIVIDENDS
         Repurchase of common stock                                                     --             (68,531)           (817,399)
         Net proceeds from short-term debt                                          39,720            (265,031)            430,196
         Issuance of long-term debt                                                722,600           1,030,000             767,689
         Retirement of long-term debt                                             (309,590)           (403,230)           (225,000)
         Advance refunding of preferred stock and long-term debt                  (328,150)                 --            (300,000)
         Issuance and refunding costs                                              (23,218)             (5,468)            (16,440)
         Common stock dividends                                                   (466,962)           (462,503)           (477,110)
         Preferred stock dividends                                                 (13,593)            (13,593)            (13,593)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN FINANCING ACTIVITIES INCLUDING DIVIDENDS                   (379,193)           (188,356)           (651,657)
----------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS:
----------------------------------------------------------------------------------------------------------------------------------
NET CHANGE FOR THE PERIOD                                                          246,351            (390,222)            382,755
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                                                 $    94,828         $   485,050         $   102,295
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                                                       $   341,179         $    94,828         $   485,050
----------------------------------------------------------------------------------------------------------------------------------
LESS: RESTRICTED CASH                                                               69,823                  --                  --
BALANCE: UNRESTRICTED CASH AND TEMPORARY CASH INVESTMENTS                      $   271,356         $    94,828         $   485,050
==================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         Cash paid during the period for:
             Interest                                                          $   390,677         $   351,165         $   321,785
             Income taxes                                                          217,175             136,573             846,559
         Business Acquisitions
             Assets                                                            $        --         $   225,462         $ 1,009,049
             Purchase price in excess of net assets acquired                            --              66,336             436,725
----------------------------------------------------------------------------------------------------------------------------------
               Total assets                                                             --             291,798           1,445,774
----------------------------------------------------------------------------------------------------------------------------------
             Long-term debt, minority interest and liability assumed                    --             193,708             936,691
----------------------------------------------------------------------------------------------------------------------------------
               Net cash used to acquire                                        $        --         $    98,090         $   509,083
==================================================================================================================================

   The accompanying notes are an integral part of these financial statements.

                           CONSOLIDATED EDISON, INC.
                    CONSOLIDATED STATEMENT OF CAPITALIZATION

                                                                           Shares outstanding
                                                                      December 31,   December 31,        Year Ended December 31
                                                                         2001           2000              2001            2000
                                                                      ____________________________________________________________
                                                                                                       (Thousands of Dollars)
COMMON SHAREHOLDERS' EQUITY (NOTE B)
     Common stock, $.10 value, authorized 500,000,000
       shares                                                         212,146,750    212,027,131      $ 1,482,341      $ 1,482,341
     Retained earnings                                                                                  5,251,017        5,040,931
     Treasury stock, at cost; 23,230,850 shares and
       23,460,963 shares in 2001 and 2000, respectively
       at December 31, 2001 and 2000                                                                   (1,002,107)      (1,012,919)
     Capital stock expense                                                                                (35,547)         (35,817)
     Accumulated other comprehensive income
          Investment in marketable equity securities,
          net of $703 and $454 taxes in 2001 and 2000,
          respectively                                                                                      (1,651)            (843)
          Minimum pension liability adjustments, net of
          $1,580 and $703 taxes in 2001 and 2000,
          respectively                                                                                      (3,399)          (1,304)
     Unrealized (losses)/gains on derivatives qualified as
          hedges arising during the period due to
          cumulative effect of a change in accounting
          principles, net of $5,635 taxes                                                                  (8,002)               -
     Unrealized (losses)/gains on derivatives qualified as hedges,
          net of $21,901 taxes                                                                            (31,191)               -
     Reclassification adjustment for gains/(losses) included in
          net income, net of $10,291 taxes                                                                 14,807                -
__________________________________________________________________________________________________________________________________

     Total other comprehensive income/(loss), net of taxes                                                (29,436)          (2,147)
__________________________________________________________________________________________________________________________________

TOTAL COMMON SHAREHOLDERS' EQUITY                                                                       5,666,268        5,472,389
__________________________________________________________________________________________________________________________________

PREFERRED STOCK (NOTE B)
     Subject to mandatory redemption Cumulative
       Preferred, $100 par value, 6 1/8% Series J                         370,500        370,500           37,050           37,050
__________________________________________________________________________________________________________________________________

TOTAL SUBJECT TO MANDATORY REDEMPTION                                                                      37,050           37,050
__________________________________________________________________________________________________________________________________

OTHER PREFERRED STOCK
     $5 Cumulative Preferred, without par value, authorized
       1,915,319 shares                                                 1,915,319      1,915,319          175,000          175,000
     Cumulative Preferred, $100 par value, authorized
       6,000,000 shares*
       4.65% Series C                                                     153,296        153,296           15,330           15,330
       4.65% Series D                                                     222,330        222,330           22,233           22,233
__________________________________________________________________________________________________________________________________

TOTAL OTHER PREFERRED STOCK                                                                               212,563          212,563
__________________________________________________________________________________________________________________________________

TOTAL PREFERRED STOCK                                                                                 $   249,613      $   249,613
==================================================================================================================================

* Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.



   The accompanying notes are an integral part of these financial statements.

                            CONSOLIDATED EDISON, INC.

                           STATEMENT OF CAPITALIZATION

   Long-term debt (Note B)                                                                 At December 31
   Maturity                                  Interest Rate           Series              2001            2000
-----------------------------------------------------------------------------------------------------------------
                                                                                          (Thousands of Dollars)
    DEBENTURES:
       2001                                  6 1/2                 1993B              $       --      $   150,000
       2001                                  3.25                  1996B                      --          150,000
       2002                                  6 5/8                 1993C                 150,000          150,000
       2002                                  4.72*                 1997A                 150,000          150,000
       2003                                  6 3/8                 1993D                 150,000          150,000
       2003                                  6.56                  1993D                  35,000           35,000
       2004                                  7 5/8                 1992B                 150,000          150,000
       2005                                  6 5/8                 1995A                 100,000          100,000
       2005                                  6 5/8                 2000C                 350,000          350,000
       2007                                  6.45                  1997B                 330,000          330,000
       2007                                  7 1/8                 1997J                  20,000           20,000
       2008                                  6 1/4                 1998A                 180,000          180,000
       2008                                  6.15                  1998C                 100,000          100,000
       2009                                  7.15                  1999B                 200,000          200,000
       2010                                  8 1/8                 2000A                 325,000          325,000
       2010                                  7 1/2                 2000A                  55,000           55,000
       2010                                  7 1/2                 2000B                 300,000          300,000
       2023                                  7 1/2                 1993G                 380,000          380,000
       2026                                  7 3/4                 1996A                 100,000          100,000
       2027                                  6 1/2                 1997F                  80,000           80,000
       2028                                  7.1                   1998D                 105,000          105,000
       2028                                  6.9                   1998D                  75,000           75,000
       2029                                  7 1/8                 1994A                 150,000          150,000
       2029                                  7.0                   1999G                  45,000           45,000
       2039                                  7.35                  1999A                 275,000          275,000
       2041                                  7 1/2                 2001A                 400,000               --
-----------------------------------------------------------------------------------------------------------------
   TOTAL DEBENTURES                                                                    4,205,000        4,105,000
-----------------------------------------------------------------------------------------------------------------

TAX-EXEMPT DEBT - NOTES ISSUED TO NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY FOR FACILITIES REVENUE BONDS:

       2014                                 6.09                   1994**                 55,000          55,000
       2015                                 4.21                   1995**                 44,000          44,000
       2020                                 5 1/4                  1993B                 127,715         127,715
       2020                                 6.10                   1995A                 128,285         128,285
       2022                                 5 3/8                  1993C                  19,760          19,760
       2026                                 7 1/2                  1991A                     --          128,150
       2027                                 6 3/4                  1992A                     --          100,000
       2027                                 6 3/8                  1992B                     --          100,000
       2028                                 6.00                   1993A                 101,000         101,000
       2029                                 7 1/8                  1994A                 100,000         100,000
       2034                                 2.74*                  1999A                 292,700         292,700
       2036                                 1.95*                  2001A                 224,600              --
       2036                                 1.81*                  2001B                  98,000              --
----------------------------------------------------------------------------------------------------------------
  TOTAL TAX-EXEMPT DEBT                                                                1,191,060       1,196,610
----------------------------------------------------------------------------------------------------------------
  SUBORDINATED DEFERRABLE
  INTEREST DEBENTURES:
       2031                                  7 3/4                 1996A                 275,000         275,000
----------------------------------------------------------------------------------------------------------------
  OTHER LONG-TERM DEBT                                                                   167,845         177,440
  UNAMORTIZED DEBT DISCOUNT                                                              (26,738)        (29,051)
----------------------------------------------------------------------------------------------------------------
  TOTAL                                                                                5,812,167       5,724,999
  LESS: LONG-TERM DEBT DUE
     WITHIN ONE YEAR                                                                     310,950         309,590
----------------------------------------------------------------------------------------------------------------
  TOTAL LONG-TERM DEBT                                                                 5,501,217       5,415,409
----------------------------------------------------------------------------------------------------------------
  TOTAL CAPITALIZATION                                                               $11,417,098     $11,137,411
================================================================================================================

  * Rates reset weekly, quarterly or by auction held every 35 days; December 31, 2001 rates shown.

  **   Issued for O&R pollution control financing.

   The accompanying notes are an integral part of these financial statements.

                        NOTES TO CONSOLIDATED STATEMENTS

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and its subsidiaries.

CON EDISON

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R), a regulated utility that Con Edison acquired in July 1999 (see Note K), provides electric service to over 280,000 customers and gas service to over 120,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison has four unregulated subsidiaries: Consolidated Edison Solutions, Inc. (Con Edison Solutions), a retail energy services company that sells electricity and gas to delivery customers of utilities, including Con Edison of New York and O&R; Consolidated Edison Energy, Inc. (Con Edison Energy), a wholesale energy supply company that enters into derivative financial and commodity instruments as part of its energy trading activities; Consolidated Edison Development, Inc. (Con Edison Development), a company that develops generating projects; and Con Edison Communications LLC (Con Edison Communications), a company which builds and operates fiber optic networks to provide wholesale telecommunications services. The unregulated subsidiaries participate in competitive energy supply and services businesses that are subject to different risks than those found in the businesses of the regulated utility subsidiaries.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Con Edison's consolidated financial statements include the accounts of Con Edison and its consolidated subsidiaries, including the regulated utilities, Con Edison of New York and O&R. Intercompany transactions have been eliminated.

ACCOUNTING POLICIES

The accounting policies of Con Edison and its subsidiaries conform to accounting principles generally accepted in the United States of America. For regulated public utilities, like Con Edison of New York and O&R, accounting principles generally accepted in the United States include the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and their state public utility commissions.

The standards in SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of the FASB Statement No. 71, "have been applied to Con Edison's electric supply business, including electric generating assets and non-utility generators (NUG) contracts and related regulatory assets and liabilities (the Deregulated Business), which was deregulated as a result of the Restructuring Agreement (defined below). The application of SFAS No. 101 to the Deregulated Business had no material effect on the financial position or results of operations of Con Edison. No loss has been recognized in income in connection with generation divestiture (see Note I), the NUG contracts (see Note H) or deferred charges (regulatory assets - principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business. Recovery of Con Edison of New York's loss on the sale of its nuclear generating unit, its costs under NUG contracts and regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement.

RATE AND RESTRUCTURING AGREEMENTS

In September 1997 the New York State Public Service Commission NYPSC) approved a restructuring agreement between Con Edison of New York, the NYPSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provided for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

At December 31, 2001, approximately 145,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program
(which is available to all of Con Edison of New York's electric customers). Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount reflecting costs otherwise associated with supplying customers with energy and capacity.

Pursuant to the Restructuring Agreement, Con Edison of New York reduced electric rates, on an annual basis, by $129 million in 1998, $80 million in April 1999, $103 million in April 2000 and $209 million in April 2001. The 2001 rate reduction excludes the divestiture of the nuclear generating facility and the Roseton plant. The effect in 2001 of the April 2001 decrease was partially offset by recognition in income of $36 million relating to rates for distributing electricity to customers of the New York Power Authority and $50 million (after tax) of deferred generation divestiture gain. See Note I.

Pursuant to the Restructuring Agreement, as amended by a July 1998 NYPSC order, Con Edison of New York has sold approximately 7,790 MW of the approximately 8,300 MW of generating capacity that it owned at the time the Restructuring Agreement was executed. See Note I.

In November 2000 the NYPSC approved an agreement (the 2000 Electric Rate Agreement) that revises and extends the rate plan provisions of the Restructuring Agreement. Pursuant to the 2000 Electric Rate Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and further reduced electric rates, effective April 1, 2001, in accordance with the Restructuring Agreement (as discussed above).

In general under the 2000 Electric Rate Agreement, Con Edison of New York's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the NYPSC determines that circumstances have occurred that either threaten Con Edison of New York's economic viability or ability to provide, or render Con Edison of New York's rate of return unreasonable for the provision of safe and adequate service.

Under the 2000 Electric Rate Agreement as approved by the NYPSC and as modified in December 2001, 35 percent of any earnings in each of the rate years ending March 2002 through 2005 in excess of a specified rate of return on electric common equity will be retained for shareholders and the balance will be applied for customer benefit through rate reductions or as otherwise determined by the NYPSC. There was no sharing of earnings for the rate year ending March 2001. The earnings threshold for the rate year ending March 2002 of 12.9 percent can be increased by 25 basis points if certain demand reductions and supply increases exceed targeted projections. The earnings threshold for rate years ending March 2003 through March 2005 of 11.75 percent can be increased by 50 basis points. The threshold will increase by 25 basis points if certain demand reductions and supply increases exceed targeted projections and by an additional 25 basis points if certain customer service and reliability objectives are achieved. Con Edison of New York could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. Con Edison of New York is recovering these costs in the rates it charges all of its electric customers. The 2000 Electric Rate Agreement continues the stranded cost recovery provisions of the Restructuring Agreement, stating that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."

The 2000 Electric Rate Agreement also continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in this Note A.

In 1997 the NYPSC approved a four-year O&R restructuring plan, pursuant to which O&R sold all of its generating assets made retail access available to all of its electric customers effective May 1, 1999 and reduced its electric rates by approximately $32.4 million through rate reductions implemented in December 1997 and 1998. In 1998 and 1999, similar plans for O&R's utility subsidiaries in Pennsylvania and New Jersey were approved by state regulators. The Pennsylvania plan provides for retail access for all customers effective May 1999. The New Jersey plan provides for rate reductions of $6.8 million effective August 1999, an additional reduction of $2.7 million effective January 2001 and a final reduction of $6.2 million effective August 2002.

In accordance with the April 1999 NYPSC order approving Con Edison's acquisition of O&R, Con Edison of New York has reduced its annual electric and gas rates by approximately $12 million and $2 million, respectively, and O&R has reduced its electric rates by $6.1 million and its gas rates by approximately $1.1 million.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

Under the new agreement, the level above which Con Edison of New York shared with customers 50 percent of earnings was increased from a 13 percent to a 14 percent rate of return on gas common equity. In addition customer bills were reduced by $20 million during the January through March 2001 period. Approximately $22.6 million that normally would be credited to customers over various annual periods was credited during the four-month period ending March 2001, and $19 million of charges to customers resulting from the reconciliation of actual gas costs to amounts included in rates that were scheduled to be billed to customers beginning December 2000 instead were billed to customers beginning April 2001.

Under the new agreement, Con Edison of New York also reduced firm transportation customer bills by a retail choice credit and implemented other programs designed to increase customer and marketer participation in Con Edison of New York's gas Retail Choice programs, the net costs of which are to be recovered by reducing credits otherwise due customers or deferred for future recovery from customers.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

In November 2000 the NYPSC also approved a gas rate settlement agreement between O&R, the NYPSC staff, and certain other parties covering the three-year period November 2000 through October 2003. With limited exceptions, the agreement provides for no changes to base rates. O&R will be permitted to retain $18.1 million of deferred credits that otherwise would have been credited to customers.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties, which provided for a $16.6 million steam rate increase in October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004. Con Edison of New York is required to share with customers 50 percent of any earnings for any rate year covered by the agreement in excess of a specified rate of return on steam common equity (11.0 percent for the first rate year, the 12-month period ended September 2001;10.5 percent thereafter if the re-powering of Con Edison of New York's East River steam-electric generating plant is not completed). A rate moderation mechanism will permit Con Edison of New York to defer a portion of the revenues collected in the first two rate years attributable to the rate increase and recognize such deferrals in income during the last two rate years.

Under the steam rate agreement, upon completion of the East River re-powering project, the net benefits of the project (including the net after-tax gain from the sale of a nine-acre development site in mid-town Manhattan along the East River) allocable to steam operations will inure to the benefit of steam customers.

The agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased steam and fuel costs and requires Con Edison of New York to develop a strategy for hedging price variations for a portion of the steam produced each year.

UTILITY PLANT AND DEPRECIATION

Utility plant is stated at original cost. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with NYPSC and FERC regulations. The AFDC rate was 6.8 percent in 2001, 7.2 percent in 2000 and 9.1 percent in 1999. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

Con Edison's utility subsidiaries generally compute annual charges for depreciation using the straightline method for financial statement purposes, with rates based on average lives and net salvage factors. Con Edison's regulated utility depreciation rates averaged approximately 3.1 percent in 2001,
3.6 percent in 2000 and 3.4 percent in 1999.

REVENUES

Con Edison's utility subsidiaries recognize revenues for electric, gas and steam service on a monthly billing cycle basis. O&R accrues revenues at the end of each month for estimated energy usage not yet billed to customers, while Con Edison of New York does not accrue such revenues. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the NYPSC to be retained by Con Edison of New York.

RECOVERABLE ENERGY COSTS

Con Edison's utility subsidiaries generally recover all of their prudently incurred fuel, purchased power and gas costs, including hedging gains and losses, in accordance with rate provisions approved by their state public utility commissions. For Con Edison of New York, the provision also includes a $35 million annual incentive or penalty ($25 million effective April 1, 2002) relating to electricity costs. If the actual energy costs for a given month are more or less than amounts billed to customers for that month, the difference is recoverable from or refundable to customers. Differences between actual and billed energy costs are generally deferred for charge or refund to customers during the next billing cycle (normally within one or two months). At December 31, 2001, Con Edison of New York had deferred $92.5 million of New York Independent System Operator (NYISO) refunds for purchased power. Any reconciliation to actual supply by NYISO will be recoverable from or refundable to customers. At December 31, 2001, Con Edison's New Jersey utility subsidiary, Rockland Electric Company, had deferred $76.7 million of such costs for charge to customers in the manner and at such time as is to be determined by the New Jersey Board of Public Utilities.

TEMPORARY CASH INVESTMENTS

Temporary cash investments are short-term, highly liquid investments that generally have maturities of three months or less. They are stated at cost, which approximates market. Con Edison considers temporary cash investments to be cash equivalents.

INVESTMENTS

For 2001 and 2000, investments consisted primarily of the investments of Con Edison's unregulated subsidiaries, which are recorded either at cost or using the equity method. Investments in 2000 also included the external nuclear decommissioning trust fund, which was transferred in connection with the sale of Con Edison of New York's nuclear generating unit. See Note I.

GUARANTEES OF SUBSIDIARY OBLIGATIONS

Con Edison has guaranteed certain obligations of its subsidiaries. These guarantees, which had maximum limits totaling $1.1 billion and $683 million at December 31, 2001 and 2000, respectively, relate primarily to certain obligations of Con Edison Development (See Note J) and obligations of up to $484 million in 2001 and $263 million in 2000 under power purchase and sales agreements entered into by Con Edison Solutions and Con Edison Energy. As of December 31, 2001, a total of $456.2 million of underlying obligations to which the guarantees relate were outstanding, of which, $52.4 million, representing accounts payable and mark-to-market contract positions, was included in the consolidated balance sheet. Con Edison does not expect to incur losses as a result of these guarantees.

NEW FINANCIAL ACCOUNTING STANDARDS

During 2001 the FASB issued four new accounting standards: SFAS No. 141, "Business Combinations," SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SFAS No. 141 requires that all business combinations initiated after June 30, 2001 use the purchase method of accounting, which includes recognition of goodwill. The application of SFAS No. 141 had no effect on Con Edison's consolidated financial statements.

SFAS No. 142, which Con Edison adopted on January 1, 2002, provides that goodwill (i.e., the excess of cost over the fair value of assets of businesses acquired) and intangible assets with indefinite useful lives shall no longer be subject to amortization. Con Edison's intangible assets relate to certain Con Edison

Development power purchase and transmission rights agreements. Con Edison's amortization expense in 2001 for goodwill was $11.1 million and for intangible assets was $5.9 million. Under SFAS No. 142, Con Edison will continue to amortize the intangible assets relating to the power purchase agreement on a straight-line basis over its 25-year contract period but will cease amortizing goodwill and the indefinite lived intangible asset relating to the transmission rights agreement. As a result net income for common stock in 2002 will be $11.9 million ($0.06 per share) more than it would have been had Con Edison continued to amortize its good will and its indefinite lived intangible asset. In accordance with SFAS No. 142, Con Edison will in 2002, and thereafter as required by SFAS No. 142, review its goodwill and intangible assets for impairment. If determined in 2002 to be impaired, goodwill or the intangible assets will be reduced to their fair value and an impairment charge will be reflected as a cumulative effect of a change in accounting principle. Following 2002 any such charge would be recognized in income.

SFAS No. 143, which Con Edison is required to adopt on January 1, 2003, requires entities to record the fair value of a liability associated with an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related asset. The liability is increased to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon retirement of the asset, the entity settles the obligation for the amount recorded or incurs a gain or loss. Con Edison has not yet determined the effect of this standard on its consolidated financial statements.

SFAS No. 144, which Con Edison adopted on January 1, 2002, replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 requires that long-lived assets be measured at the lower of book value or fair value less cost to sell. The standard also broadens the reporting of discontinued operations. Con Edison does not expect the application of this standard to have a significant effect on its financial position or results of operations.

FEDERAL INCOME TAX

In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison's utility subsidiaries have recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, the utility subsidiaries have recovered amounts from customers for a portion of the tax expense they will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, the utility subsidiaries have established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. See Note L. In 1993 the NYPSC issued a Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction to future federal income tax expense.

Con Edison and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

STATE INCOME TAX

The New York State tax laws applicable to utility companies were changed effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In June 2001 the NYPSC issued its final Order relating to the tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those changes are incorporated in base rates.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 2001, 2000 and 1999 amounting to $14.0 million, $14.1 million and $12.4 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform with the current year presentation.

EARNINGS PER COMMON SHARE

In accordance with SFAS No. 128, "Earnings per Share," Con Edison presents basic and diluted earnings per share on the face of the Consolidated Income Statement. Basic earnings per share (EPS) is calculated by dividing earnings available to common shareholders ("Net income applicable to common stock" on the Consolidated Income Statement) by the weighted average number of common shares outstanding during the period. In the calculation of diluted EPS, weighted average shares outstanding are increased for additional shares that would be outstanding if potentially dilutive securities were converted to common stock.

Potentially dilutive securities for Con Edison consist of stock options whose exercise price is less than the average market price of the common shares during the reporting period. These options were granted under the Stock Option Plan (see Note M). Additionally awards of restricted stock are included in the diluted earnings per share calculation.

Shown below is a reconciliation of the numerator and denominator used in the basic and diluted EPS calculations.


                                                                                   Twelve Months Ended
                                                                                        December 31,
(MILLIONS OF DOLLARS - EXCEPT SHARE DATA)                                     2001        2000          1999
------------------------------------------                                    ----        ----          ----
                                                                                     (Thousands of Shares)

Net income                                                                  $  695.8    $  596.4      $  714.2
      Less: Preferred stock dividend requirements                               13.6        13.6          13.6
Net income applicable to common stock
    (Numerator for basic and diluted EPS)                                   $  682.2    $  582.8      $  700.6
Number of shares on which basic EPS is
    Calculated                                                               212,147     212,186       223,442
Add - Incremental shares attributable to effect of dilutive securities           773         232           449
Number of shares on which diluted
      EPS is calculated                                                       212,920     212,418      223,891
Basic EPS                                                                   $    3.22   $    2.75     $   3.14
Diluted EPS                                                                 $    3.21   $    2.74     $   3.13


Stock options to purchase 5.33 million, 4.67 million and 3.04 million common shares for the year ending December 31, 2001, 2000 and 1999 were not included in the respective period's computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common shares.


ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - CAPITALIZATION
CAPITALIZATION OF CON EDISON

Con Edison's outstanding capitalization, on a consolidated basis, consists of its common shareholders' equity and the outstanding preferred stock and long-term debt of its subsidiaries. Con Edison's authorized capitalization also includes six million authorized, but unissued, Preferred Shares, $1.00 par value.

PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION

Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock, Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares, on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

DIVIDENDS

Dividends on Con Edison's common shares depend primarily on the dividends and other distributions that Con Edison of New York and Con Edison's other subsidiaries pay to Con Edison, and the capital requirements of Con Edison and its subsidiaries. Under Con Edison of New York's Restructuring Agreement, the dividends that it may pay are limited to not more than 100 percent of its income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

LONG-TERM DEBT

Long-term debt maturing in the period 2002-2006 is as follows:


                                                           (Millions of Dollars)
--------------------------------------------------------------------------------
      2002                                                              $311
      2003                                                               185
      2004                                                               150
      2005                                                               450
      2006                                                                                                     -
--------------------------------------------------------------------------------


Long-term debt includes the note issued by Con Edison of New York to the New York State Energy Research and Development Authority for the net proceeds of the Authority's $224.6 million aggregate principal amount of Facilities Revenue Bonds, Series 2001 A. The interest rate determination method for this debt is subject to change in accordance with the related indenture, and the debt currently bears interest at a weekly rate determined by its remarketing agent. While the debt bears interest at a weekly rate, it is subject to optional and, in certain circumstances, mandatory tender for purchase by Con Edison of New York.

Long-term debt includes notes issued by O&R to the New York State Energy Research and Development Authority for the net proceeds of the Authority's $55 million aggregate principal amount of 1994 Series and $44 million aggregate principal amount of 1995 Series Pollution Control Refunding Revenue Bonds. The interest rate determination method for this debt is subject to change in accordance with the related indenture, and the debt currently bears interest at a weekly rate determined by its remarketing agent. While the debt bears interest at a weekly rate, it is subject to optional and, in certain circumstances, mandatory tender for purchase by O&R.

Long-term debt is stated at cost, which, as of December 31, 2001, approximates fair value (estimated based on current rates for debt of the same remaining maturities).

NOTE C - SHORT TERM BORROWING

At December 31, 2001, Con Edison and its utility subsidiaries had commercial paper programs, under which short-term borrowings are made at prevailing market rates, totaling $950 million. These programs are supported by revolving credit agreements with banks. At December 31, 2001, $159.0 million, at a weighted average interest rate of 2.02 percent, was outstanding under Con Edison's $350 million programs; no commercial paper was outstanding under Con Edison of New York's $500 million program; and $16.6 million, at a weighted average interest rate of 1.90 percent, was outstanding under O&R's $100 million programs. Con Edison of New York changes the amount of its program from time to time, subject to a $1 billion FERC-authorized limit.

Bank commitments under the revolving credit agreements total $950 million, of which $775 million expires in late 2002 (by which time renewal is expected). The commitments may terminate upon a change of control of Con Edison, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed 0.65 to 1. At December 31, 2001, this ratio was
0.52 to 1 for Con Edison, 0.52 to 1 for Con Edison of New York and 0.51 to 1 for O&R. Borrowings under the agreements are not subject to maintenance of credit rating levels. The fees charged for the revolving credit facilities and borrowings under the agreements reflect the credit ratings of Con Edison of New York.

During 2001 Con Edison also made short-term borrowings from an affiliate of the lessor of the Newington Project. See Note J. The average daily outstanding amount of such short-term borrowing was $59.9 million at an average interest rate of 4.9 percent. At December 31, 2001, $49.2 million was outstanding at an interest rate of 4.2 percent.

In 2001 Con Edison Development used special-purpose entities to arrange for short term financing of electric generating projects. At December 31, 2001, approximately $119.3 million of such financing was outstanding, for which Con Edison had deposited $69.8 million into an escrow account in order to secure payment. The company expects that this financing will be repaid, and the restricted cash returned to Con Edison in 2002.

NOTE D - PENSION BENEFITS

Con Edison provides non-contributory pension benefits that cover substantially all employees of Con Edison of New York and O&R and certain employees of other Con Edison subsidiaries. The plan is designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are fully recognized in expense over a 15-year period (13 years for O&R in 1999 and 2000). Other actuarial gains and losses are fully recognized in expense over a 10-year period.

Con Edison offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits and curtailments as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of these programs amounted to $49.7 million. For Con Edison of New York, the Agreement provided that $15 million of this amount would be expensed in 2000 and the remaining $30 million would be recorded as a regulatory asset and amortized over a 15-year period beginning in October 2000. For O&R pension costs for 1999 reflect the impact of the sale of its generating assets. Due to the relatively high number of employees for whom benefits ceased to be accrued as a result of this event, a curtailment charge of $4.7 million was recognized. A portion of this curtailment charge was recorded as a regulatory asset in accordance with SFAS No. 71 and a portion was expensed.

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting O&R's accrued pension liability was adjusted to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 87, "Employers' Accounting for Pensions." A portion of these adjustments was recorded as a regulatory liability in accordance with SFAS No. 71 and a portion was expensed.

O&R is currently allowed to recover in rates pension costs recognized under SFAS No. 87. In accordance with the provisions of SFAS No. 71, Con Edison of New York defers for future recovery any difference between expenses recognized under SFAS No. 87 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's net periodic pension costs for 2001, 2000 and 1999 were as follows:


                                                            2001          2000          1999
                                                            ----          ----          ----
                                                                  (Millions of Dollars)
Service cost - including administrative expenses           $  95.3      $   90.0      $ 110.9
Interest cost on projected benefit obligation                425.2         408.7        378.4
Expected return on plan assets                              (657.4)       (565.7)      (505.6)
Amortization of net actuarial (gain)                        (193.9)       (186.1)       (92.8)
Amortization of prior service cost                            13.6          10.5         12.6
Amortization of transition obligation                          3.0           3.0          2.5
Recognition of curtailment and termination benefits              -             -         11.9
Recognition of purchase accounting                               -             -        (29.6)
------------------------------------------------------------------------------------------------
NET PERIODIC PENSION COST                                   (314.2)       (239.6)      (111.7)
------------------------------------------------------------------------------------------------
Amortization of regulatory asset*                              4.2          17.7          2.2
------------------------------------------------------------------------------------------------
TOTAL PENSION COST                                         $(310.0)      $(221.9)     $(109.5)
------------------------------------------------------------------------------------------------
Cost capitalized                                             (61.4)        (41.4)       (47.5)
Cost charged to operating expenses                         $(248.6)      $(180.5)     $ (62.0)
------------------------------------------------------------------------------------------------


* Relates to increases in Con Edison of New York's pension obligations of $33.3 million from a 1993 special retirement program and $45 million from a 1999 special retirement program.

The funded status at December 31, 2001, 2000 and 1999 was as follows:


                                                                       2001            2000             1999
                                                                       ----            ----             ----
                                                                                (millions of Dollars)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                               $5,630.4       $ 5,241.6       $ 5,673.9
Service cost - excluding administrative expenses                          93.6            88.7           109.6
Interest cost on projected benefit obligation                            425.2           408.7           378.4
Plan amendments                                                            9.8            37.7             0.8
Net actuarial loss/(gain)                                                 30.4           128.5          (705.4)
Termination benefits and curtailments                                       --              --            49.7
Benefits paid                                                           (285.1)         (274.8)         (265.4)
----------------------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR                                     $5,904.3       $ 5,630.4       $ 5,241.6
----------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                        $7,347.5       $ 7,720.1       $ 6,945.7
Actual return on plan assets                                            (406.6)          (84.7)        1,047.0
Employer contributions                                                     3.7             4.7            13.0
Benefits paid                                                           (285.1)         (274.8)         (265.4)
Administrative expenses                                                  (25.8)          (17.8)          (20.2)
----------------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR                              $6,633.7       $ 7,347.5       $ 7,720.1
----------------------------------------------------------------------------------------------------------------
Funded status                                                         $  729.4       $ 1,717.1       $ 2,478.5
Unrecognized net (gain)                                                 (184.2)       (1,496.8)       (2,478.2)
 Unrecognized prior service costs                                         95.9            99.8            72.5
Unrecognized net transition (asset)/liability at January 1,1987*          (0.6)            2.4             5.3
----------------------------------------------------------------------------------------------------------------
NET PREPAID BENEFIT COST                                              $  640.5       $   322.5       $    78.1
----------------------------------------------------------------------------------------------------------------


* Being amortized over approximately 15 years.

The amounts recognized in the consolidated balance sheet at December 31, 2001, 2000 and 1999 were as follows:


                                                2001          2000          1999
                                                ----          ----          ----
                                                     (Millions of Dollars)
Prepaid benefit cost                           $674.4        $350.6        $113.0
Accrued benefit liability                       (40.2)        (37.1)        (34.9)
Intangible asset                                  0.6           7.1          --
Accumulated other comprehensive income            5.7           1.9          --
----------------------------------------------------------------------------------
Net amount recognized                          $640.5        $322.5        $ 78.1
----------------------------------------------------------------------------------


The actuarial assumptions for Con Edison of New York and O&R at December 31, 2001, 2000 and 1999 were as follows:


                                                   2001         2000       1999
                                                   ----         ----       ----
DISCOUNT RATE                                      7.50%        7.75%      8.00%
EXPECTED RETURN ON PLAN ASSETS                     9.20%        8.50%      8.50%
RATE OF COMPENSATION INCREASE - CON EDISON         4.30%        4.55%      4.80%
RATE OF COMPENSATION INCREASE - O&R
        Hourly                                     4.15%        4.40%      3.00%
        Management                                 4.15%        4.40%      1.00%
----------------------------------------------------------------------------------

Con Edison offers a defined contribution savings plan that covers substantially all employees of Con Edison of New York and O&R and certain employees of other Con Edison subsidiaries. Con Edison made contributions to the plan of approximately $16.7 million, 16.4 million and $16.7 million for years 2001, 2000 and 1999, respectively.

NOTE E - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

Con Edison of New York and O&R have contributory comprehensive hospital, medical and prescription drug programs for all retirees, their dependents and surviving spouses.

Con Edison of New York also has a contributory life insurance programs for bargaining unit employees and provides basic life insurance benefits up to a specified maximum at no cost to retired management employees. O&R has a non-contributory life insurance program for retirees.

Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. The company has reserved the right to amend or terminate these programs.

Investment gains and losses are fully recognized in expense over a 15-year period for Con Edison of New York and O&R (10 years for O&R in 1999 & 2000). For both plans, other actuarial gains and losses are recognized in expense over a 10-year period.

For O&R, plan assets are used to pay benefits and expenses for participants that retired on or after January 1, 1995. O&R pays benefits for other participants. Plan assets include amounts owed to O&R of $0.3 million in 2001, $2.2 million in 2000 and $1.4 million in 1999.

During 1999, O&R sold its electric generating assets. Because of the relatively high number of O&R employees for whom benefits in the plan ceased to be accrued as a result of this event, a curtailment charge was recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting O&R's accrued postretirement liability was adjusted to recognize all previously unrecognized actuarial gains or losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The total of these adjustments along with the curtailment charge discussed above were recorded as a regulatory asset in accordance with SFAS No. 71.

O&R is currently allowed to recover in rates OPEB costs recognized under SFAS No. 106. In accordance with the provisions of SFAS No.71, the company defers for future recovery any difference between expenses recognized under SFAS No. 106 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's postretirement benefit (health and life insurance) costs for 2001, 2000 and 1999 were as follows:


                                                                        2001          2000            1999
                                                                        ----          ----            ----
                                                                                (Millions of Dollars)
Service cost                                                           $ 12.2        $ 10.7        $ 15.4
Interest cost on accumulated postretirement benefit obligation           88.4          78.8          77.8
Expected return on plan assets                                          (73.8)        (62.3)        (43.7)
Amortization of net actuarial loss                                       10.2           1.2          27.2
Amortization of prior service cost                                        1.4           1.4           1.4
Amortization of transition obligation                                    17.4          17.4          18.6
Recognition of curtailment and termination benefits                        --            --          (5.1)
Recognition of purchase accounting valuation                               --            --          39.2
-----------------------------------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST                               $ 55.8        $ 47.2        $130.8
-----------------------------------------------------------------------------------------------------------
Cost capitalized/deferred                                                13.2          10.3          53.0
Cost charged to operating expenses                                       42.6          36.9          77.8
-----------------------------------------------------------------------------------------------------------


The funded status of the programs at December 31, 2001, 2000 and 1999 was as follows:


                                                                        2001           2000          1999
                                                                        ----           ----          ----
                                                                                  (Millions of Dollars)
CHANGE IN BENEFIT OBLIGATION

Benefit obligation at beginning of year                               $1,169.8       $1,012.5       $1,177.5
Service cost                                                              12.2           10.7           15.4
Interest cost on accumulated postretirement benefit obligation            88.4           78.8           77.8
Plan amendments                                                             --           (0.4)            --
Net actuarial (gain) loss                                                148.7          127.6         (205.5)
Benefits paid and administrative expenses                                (82.0)         (71.4)         (63.5)
Participant contributions                                                 14.0           12.0           10.8
---------------------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR                                     $1,351.1       $1,169.8       $1,012.5
---------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                        $  844.1       $  872.3       $  697.0
Actual return on plan assets                                             (29.3)           4.4          103.4
Employer contributions                                                    55.9           23.5          121.0
Participant contributions                                                 13.9           11.9           10.8
Benefits paid                                                            (75.5)         (62.9)         (55.7)
Administrative expenses                                                   (4.9)          (5.1)          (4.2)
---------------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR                              $  804.2       $  844.1       $  872.3
---------------------------------------------------------------------------------------------------------------
Funded status                                                         $ (546.9)      $ (325.7)      $ (140.2)
Unrecognized net (gain) loss                                             210.9          (32.1)        (215.6)
Unrecognized prior service costs                                           8.0            9.4           11.2
Unrecognized transition obligation at January 1, 1993*                   191.4          208.8          226.2
---------------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST                                   $ (136.6)      $ (139.6)      $ (118.4)
---------------------------------------------------------------------------------------------------------------


* Being amortized over a period of 20 years.

The actuarial assumptions for Con Edison of New York and O&R at December 31, 2001, 2000 and 1999 were as follows:


                                          2001       2000       1999
                                          ----       ----       ----
DISCOUNT RATE                             7.50%      7.75%      8.00%
EXPECTED RETURN ON PLAN ASSETS
       Tax-exempt assets                  9.20%      8.50%      8.50%
       Taxable assets
           Con Edison of New York         8.20%      7.50%      7.50%
           O&R                            8.70%      8.00%      7.50%


The health care cost trend rate assumed for 2002 is 8.0 percent. The rate is assumed to decrease gradually to 5.0 percent for 2006 and remain at that level thereafter.

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

                                                               1-Percentage-Point    1-Percentage-Point
                                                                    Increase              Decrease
                                                                    --------              --------
                                                                         (Millions of Dollars)
Effect on accumulated postretirement benefit obligation              $167.7               $(146.8)
Effect on service cost and interest cost components                  $ 14.2               $ (12.1)


NOTE F - ENVIRONMENTAL MATTERS

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison's utility subsidiaries and may be present in their facilities and equipment.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

At December 31, 2001, Con Edison had accrued $132.2 million as its best estimate of the utility subsidiaries' liability for sites as to which they have received process or notice alleging that hazardous substances generated by them (and, in most instances, other potentially responsible parties) were deposited. There will be additional liability relating to these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison's financial position, results of operations or liquidity.

Con Edison's utility subsidiaries are permitted under current rate agreements to defer for subsequent recovery through rates certain site investigation and remediation costs with respect to hazardous waste. At December 31, 2001, $62.6 million of such costs had been deferred as regulatory assets.

Suits have been brought in New York State and federal courts against Con Edison's utility subsidiaries and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the utility subsidiaries. Many of these suits have been disposed of without any payment by the utility subsidiaries, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison at this time, these suits are not expected to have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

Workers' compensation administrative proceedings have been commenced, wherein current and former employees claim benefits based upon alleged disability from exposure to asbestos. Based on the information and relevant circumstances known to Con Edison at this time, these claims are not expected to have a material adverse effect on Con Edison's financial position, results of operations or liquidity. At December 31, 2001, Con Edison had accrued a $136.7 million provision as its best estimate of the utility subsidiaries' liability for workers' compensation claims, including those related to asbestos exposure. Of this amount $62.1 million was deferred as a regulatory asset. Other legal proceedings have commenced, wherein non-employee contractors claim benefits based upon alleged disability from exposure to asbestos. At December 31, 2001, Con Edison of New York had accrued a $4.0 million provision as its best estimate of the utility subsidiaries' liability for these alleged claims and deferred a like amount as a regulatory asset.

NOTE G - NUCLEAR GENERATION

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets and the transfer to the buyer of its nuclear decommissioning trust funds. See Note I.

The NYPSC is investigating a February 2000 to January 2001 outage of the nuclear generating unit, its causes and the prudence of Con Edison of New York's actions regarding the operation and maintenance of the generating unit. The proceeding covers, among other things, Con Edison of New York's inspection practices, the circumstances surrounding prior outages, the basis for postponement of the unit's steam generator replacement and whether, and to what extent, increased replacement power costs and repair and replacement costs should be borne by Con Edison's shareholders.

Con Edison of New York has billed to customers replacement power costs for the outage incurred prior to August 2000 and after October 2000, but not approximately $90 million of replacement power costs incurred in August through October 2000. Con Edison of New York has also accrued a $40 million liability for the possible disallowance of replacement power costs that it had previously recovered from customers.

An appeal is pending in the United States Court of Appeals for the Second Circuit of the October 2000 decision by the United States District Court for the Northern District of New York, in an action entitled Consolidated Edison Company of New York, Inc. v. Pataki, et al., in which the court determined that the law that directed the NYPSC to prohibit Con Edison of New York from recovering replacement power costs for the outage from customers was unconstitutional and granted Con Edison of New York's motion for a permanent injunction to prevent its implementation.

Con Edison of New York is unable to predict whether or not any proceedings, lawsuits, legislation or other actions relating to the nuclear generating unit will have a material adverse effect on its financial position, results of operations or liquidity.

NOTE H  - NON-UTILITY GENERATORS (NUGs)

Con Edison's utility subsidiaries have contracts with NUGs for approximately 3,127 MW of electric generating capacity, including a contract with the buyer of the approximately 1,000 MW nuclear generating unit that Con Edison of New York sold in 2001. Assuming performance by the NUGs, the utility subsidiaries are obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2002-2006, the capacity and other fixed payments under the contracts are estimated to be $541 million, $539 million, $543 million, $529 million and $525 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under most of these contracts, the utility subsidiaries are obligated to pay variable prices that are estimated to be lower overall than expected market levels. For energy from the nuclear generating unit sold by Con Edison of New York in 2001, Con Edison of New York is obligated to pay an average annual price of 3.9 cents per kilowatthour.

Under the terms of its electric rate agreements, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs. The 2000 Electric Rate Agreement provides that, following March 31, 2005, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

O&R is recovering its costs under the contracts pursuant to rate provisions approved by the state public utility regulatory authority having jurisdiction.

The Restructuring Agreement provided for a potential NUG contract disallowance of the lower of (i)10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The Restructuring Agreement provided that Con Edison of New York could offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. Con Edison of New York has offset the entire $300 million maximum possible disallowance through NUG contract mitigation and generating plant divestiture proceeds.

NOTE I - GENERATION DIVESTITURE

In 1999 Con Edison of New York completed the sale of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion.

In 1999 pursuant to the Restructuring Agreement, as amended by a July 1998 PSC order, $50 million of the net after-tax gain was applied as an increase to the accumulated depreciation reserve for Con Edison of New York's nuclear generating unit and $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income. Pursuant to the 2000 Electric Rate Agreement, the balance of the net after-tax gain (including interest accrued thereon) was applied in 2000 as follows: $188.2 million was credited against electric distribution plant balances, $107.3 million was used to offset a like amount of regulatory assets (including deferred power contract termination costs), $50 million was deferred for recognition in income during the 12 months ending March 31, 2002, and $12 million was deferred to be used for low-income customer programs. In addition $30 million of employee retirement incentive expenses related to the generation divestiture were deferred for amortization over 15 years and $15 million of such expenses were charged to income in 2000.

The 2000 Electric Rate Agreement provides for recovery of an approximately $74 million regulatory asset representing incremental electric capacity costs incurred prior to May 2000 to purchase capacity from the buyers of the generating assets Con Edison of New York sold in 1999, from the shareholders' portion of any earnings above the earnings sharing levels specified for each rate year. By March 2005 any remaining unrecovered balance will be charged to expense. Fifteen million dollars of this amount was charged to expense in December 2001. See "Rate and Restructuring Agreements" in Note A.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. The net after-tax gain from the sale, which has been deferred as a regulatory liability, was $37.1 million. In September 2001 Con Edison of New York completed the sale of its approximately 1000 MW nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million (the amount provided for in the sales agreement). The net after-tax loss from the sale, which has been deferred as a regulatory asset, was $175.4 million. In addition Con Edison of New York was authorized effective September 2001 to continue to recover the cost of nuclear assets, which are included in rates, until the loss on divestiture has been recovered. The 2000 Electric Agreement provides that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments." See "Rate and Restructuring Agreements" in Note A.

O&R completed the sale of all of its generating assets prior to the completion of Con Edison's purchase of O&R in July 1999.

NOTE J - LEASES

In November 2000 a Con Edison Development subsidiary entered into an operating lease arrangement with a limited partnership (Lessor) to finance the purchase, installation, assembly and construction of a 525 MW gas-fired electric generating facility under construction in Newington, New Hampshire (Newington Project). The limited partnership is a special-purpose entity and has an aggregate financing commitment from third-party equity and debt participants of approximately $353 million. In accordance with SFAS No. 13 "Accounting for Leases" and related EITF issues (including EITF Issue No. 90-15, "Impact of Non-substantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" and EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction"), the Newington Project and the related lease obligations are not included on Con Edison's consolidated balance sheet. The Lessor has appointed the Con Edison Development subsidiary as construction agent responsible for completing construction of the project by no later than June 2003. The initial lease term is approximately eight years, beginning at the date of construction completion, which is expected to be

July 2002. At the end of the lease term (June 2010), the subsidiary has the option to extend the lease or purchase the project for the then outstanding amounts expended by the Lessor for the project. If the subsidiary chooses not to extend the lease or acquire the project, then Con Edison will guarantee a residual value of the Newington Project for an amount not to exceed $239.7 million. The subsidiary would also have contingent payment obligations to the Lessor if an event of default should occur during either the construction period or the lease period. If the subsidiary defaults, then its obligation would equal up to 100% of the Lessor's investment in the Newington Project, which could exceed the aforementioned residual value guarantee. At December 31, 2001, project costs were approximately $305 million. The subsidiary's payment and performance obligations relating to the Newington Project are fully and unconditionally guaranteed by Con Edison.

Future minimum rental payments as of December 31, 2001 are approximately as follows:


                                                         (Millions of Dollars)
--------------------------------------------------------------------------------
       2002                                                     $ 16.6
       2003                                                       33.2
       2004                                                       33.2
       2005                                                       33.2
       2006                                                       33.2
  Thereafter                                                     116.1
--------------------------------------------------------------------------------
Total                                                           $265.5
================================================================================


Con Edison Development subsidiaries have invested in two leveraged lease transactions involving the leasing of gas distribution assets and an electric generating facility in the Netherlands. The subsidiaries' equity investment of $93 million represented approximately 36% of the purchase price; the remaining 64% or $166 million was furnished by third-party financing in the form of long-term debt that provides for no recourse against the subsidiaries and is primarily secured by the assets. At December 31, 2001, the company's net investment in these leveraged leases amounted to approximately $71 million, which was included at cost on Con Edison's consolidated balance sheet. See "Investments" in Note A.

Con Edison Development has guaranteed the repurchase and remarketing obligations of one of its subsidiaries with respect to $40.7 million of debt relating to moderate income rental apartment properties eligible for tax credits under
Section 42 of the Internal Revenue Code. In accordance with FASB EITF Issue No. 94-1, neither the rental apartments properties nor the related indebtedness is included on Con Edison's consolidated balance sheet.

Con Edison's subsidiaries lease electric generating and gas distribution facilities, other electric transmission and distribution facilities, office buildings and equipment. In accordance with SFAS No. 13, these leases are classified as either capital leases or operating leases. Most of the operating leases provide the option to renew at the fair rental value for future periods. Generally, it is expected that leases will be renewed or replaced in the normal course of business.

Capital leases: For ratemaking purposes capital leases are treated as operating leases, therefore, in accordance with SFAS No. 71 the amortization of the leased asset is based on the rental payments recovered through rates. The following assets and obligations under capital leases are included in the accompanying consolidated balance sheet at December 31, 2001 and 2000:

                                                          2001            2000
                                                          ----            ----
                                                            (Millions of Dollars)
UTILITY PLANT
    Production                                            $  --           $ 0.7
    Transmission                                           13.5            14.9
    Common                                                 29.7            18.6
--------------------------------------------------------------------------------
      Total                                               $43.2           $34.2
================================================================================
CURRENT LIABILITIES                                       $ 2.1           $ 2.8
NON-CURRENT LIABILITIES                                    41.1            31.4
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                         $43.2           $34.2
================================================================================


The future minimum lease commitments for the above assets are as follows:


                                                           (Millions of Dollars)
--------------------------------------------------------------------------------
     2002                                                          $ 7.5
     2003                                                            7.8
     2004                                                            7.5
     2005                                                            7.3
     2006                                                            7.2
All years thereafter                                                42.2
--------------------------------------------------------------------------------
      Total                                                        $79.5
Less: amount representing interest                                  36.3
--------------------------------------------------------------------------------
Present value of net minimum lease payments                        $43.2
================================================================================


Operating leases: The future minimum lease commitments under Con Edison's non-cancelable operating lease agreements excluding the Newington Project are as follows:

                                                        (Millions of Dollars)
--------------------------------------------------------------------------------
        2002                                                     $ 33.9
        2003                                                       34.2
        2004                                                       34.7
        2005                                                        5.3
        2006                                                        5.0
All years thereafter                                               33.5
--------------------------------------------------------------------------------
      Total                                                      $146.6
================================================================================


NOTE K - ACQUISITION OF ORANGE AND ROCKLAND UTILITIES (O&R)

In July 1999 Con Edison completed its acquisition of O&R for $791.5 million in cash. Con Edison has accounted for the acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. The results of operations of O&R for the years 2001 and 2000 and the six months ended December 31, 1999 have been included in the consolidated income statement of Con Edison. Con Edison has recorded in its consolidated financial statements all of the assets and liabilities of O&R. The fair value of O&R's regulatory assets approximates book value. All other assets and liabilities of O&R were adjusted to their estimated fair values. The $437 million excess of the purchase price paid by Con Edison over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill. Con Edison adopted SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," on January 1, 2002. See Note A. In accordance with regulatory agreements, costs to achieve the merger have been deferred as regulatory assets and are being amortized over a five-year period ending May 2004.

The unaudited pro forma consolidated Con Edison financial information shown below has been prepared based upon the historical consolidated income statements of Con Edison and O&R, giving effect to Con Edison's acquisition of O&R as if it had occurred at the beginning of 1999. See "New Financial Accounting Standards" in Note A for information about Con Edison's accounting for goodwill. The pro forma information is not necessarily indicative of the results that Con Edison would have had if its acquisition of O&R had been completed prior to July 1999, or the results that Con Edison will have in the future.


                                                                      1999
                                                                      ----
                                                           (Millions of Dollars)
Revenues                                                              $  7,817
Operating income                                                           985
Net income                                                                 646
Average shares outstanding (000)                                       223,442
Earnings per share                                                    $   2.89
--------------------------------------------------------------------------------

NOTE L - INCOME TAX

The components of income taxes are as follows:


Year ended December 31                              2001            2000           1999
                                                    ----            ----           ----
                                                            (Thousands of dollars)
Charged to Operations:
State
      Current                                    $  69,279       $  28,941       $      --
      Deferred - net                                78,989              --              --
Federal

      Current                                      380,509         103,670         836,783
      Deferred - net                               (57,089)        193,257        (428,859)
      Amortization of investment tax credit         (7,135)         (8,078)         (8,208)
--------------------------------------------------------------------------------------------
          TOTAL CHARGED TO OPERATIONS              464,553         317,790         399,716
--------------------------------------------------------------------------------------------
Charged to Other Income:
State
      Current                                       (4,102)         (5,304)             --
      Deferred - net                                    72              --              --
Federal

      Current                                       (8,684)         (1,095)          1,430
      Deferred - net                                (7,045)         (3,892)        (13,825)
      Amortization of investment tax credit         (2,163)           (331)        (14,496)
--------------------------------------------------------------------------------------------
          TOTAL CHARGED TO OTHER INCOME            (21,922)        (10,622)        (26,891)
--------------------------------------------------------------------------------------------
TOTAL                                            $ 442,631       $ 307,168       $ 372,825
--------------------------------------------------------------------------------------------

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:


As of December 31                      2001             2000             1999
                                       ----             ----             ----
                                               (Millions of dollars)
Liabilities
      Depreciation                   $1,348.5         $1,441.1        $1,367.1
      SFAS 109                          659.8            676.5           785.0
      Other                             413.4            397.9           337.9
--------------------------------------------------------------------------------
          TOTAL LIABILITIES           2,421.7          2,515.5         2,490.0
--------------------------------------------------------------------------------
Assets:
      Other                            (186.4)          (212.7)         (222.5)
--------------------------------------------------------------------------------
          TOTAL ASSETS                 (186.4)          (212.7)         (222.5)
--------------------------------------------------------------------------------
NET LIABILITY                        $2,235.3         $2,302.8        $2,267.5
--------------------------------------------------------------------------------


Reconciliation of the difference between income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:


Year ended December 31                                               2001         2000         1999
                                                                     ----         ----         ----
                                                                          (% of Pre-tax income)
STATUTORY TAX RATE
     Federal                                                          35%          35%          35%
Changes in computed taxes resulting from:
     State Income Tax                                                  9%           2%          --
     Depreciation Related Differences                                  3%           4%           5%
     Cost of Removal                                                  (4)%         (6)%         (3)%
     Amortization of Taxes Associated With Divestiture Assets           --         --           (3)%
     Other                                                            (4)%         (1)%         --
-----------------------------------------------------------------------------------------------------
Effective Tax Rate                                                    39%          34%          34%
-----------------------------------------------------------------------------------------------------


NOTE M - STOCK-BASED COMPENSATION

Under Con Edison's Stock Option Plan (the Plan), options may be granted to officers and key employees of Con Edison and its subsidiaries for up to a total of 10 million shares of Con Edison's common stock. Generally options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison has elected to follow Accounting Principles Board Opinion No. 25 (APB No.
25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of pro forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented below relates to the income and earnings per share of Con Edison. This information has been determined as if Con Edison had accounted for its employee stock options under the fair value method of that statement. The fair values of 2001, 2000 and 1999 options are $5.23,

$4.42 and $7.90 per share, respectively. These values were estimated at the date of grant using the BlackScholes option pricing model with the following weighted-average assumptions:


                                         2001          2000          1999
                                         ----          ----          ----
Risk-free interest rate                  5.22%         6.25%         5.24%
Expected lives - in years                   8             8             8
Expected stock volatility               21.32%        20.51%        18.76%
Dividend yield                           5.83%         6.60%         4.46%

The following table reflects pro forma net income and earnings per share had Con Edison elected to adopt the fair value approach of SFAS No. 123 (income in millions):

                                           2001         2000          1999
                                           ----         ----          ----
Net income
      As reported                         $ 682        $ 583        $ 701
      Pro forma                             678          578          697
Diluted earnings per share
      As reported                         $3.21        $2.74        $3.13
      Pro forma                            3.19         2.72         3.11


These pro forma amounts may not be representative of future disclosures due to changes in future market conditions and additional option grants in future years. For 2001, 2000 and 1999, the number of total shares of common stock after giving effect to potentially dilutive securities as used in the reported diluted earnings per share calculation is 212.9 million, 212.4 million and 223.9 million, respectively.

A summary of the status of Con Edison's Stock Option Plan as of December 31, 2001, 2000 and 1999 and changes during those years is as follows:


                                                                       Weighted
                                                                       Average
                                                  Shares                Price
                                                  ------                -----
Outstanding at 12/31/98                         2,395,950              $34.589
      Granted                                   1,293,950               47.880
      Exercised                                  (113,440)              27.875
      Forfeited                                   (20,250)              40.246
--------------------------------------------------------------------------------
Outstanding at 12/31/99                         3,556,210               39.607
      Granted                                   1,349,500               32.499
      Exercised                                   (68,697)              29.732
      Forfeited                                   (48,100)              39.231
--------------------------------------------------------------------------------
Outstanding at 12/31/00                         4,788,913               37.749
      Granted                                   1,487,050               37.758
      Exercised                                  (363,013)              29.740
      Forfeited                                  (160,300)              41.333
--------------------------------------------------------------------------------
Outstanding at 12/31/01                         5,752,650              $38.157

The following summarizes the Plan's stock options outstanding at December 31, 2001:


                             Weighted
                              Average             Shares            Remaining
                             Exercise          Outstanding         Contractual
Plan Year                     Price            At 12/31/01            Life
---------                     -----            -----------            ----
  2001                       $37.758            1,481,050            9 years
  2000                        32.499            1,292,500            8 years
  1999                        47.876            1,213,900            7 years
  1998                        42.609              825,350            6 years
  1997                        31.500              578,150            5 years
  1996                        27.875              361,700            4 years


As of December 31, 2001, 2000 and 1999 there were outstanding vested options to purchase 939,850, 1,304,863 and 572,460 shares of common stock, respectively, at an exercise price below the closing market price on that day.

Pursuant to employment agreements, effective September 2000, certain senior officers of Con Edison and Con Edison of New York were granted an aggregate of 350,000 restricted stock units. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest over a five-year period or immediately upon the occurrence of certain events. Pursuant to APB No. 25, Con Edison is recognizing compensation expense and accruing a liability for the units over the vesting period. The expense recognized for restricted stock during 2001 and 2000 was $3.1 million and $0.9 million, respectively.

NOTE N - FINANCIAL INFORMATION BY BUSINESS SEGMENT

Con Edison's business segments were determined based on similarities in economic characteristics, the regulatory environment, and management's reporting requirements. Con Edison's principal business segments are:

         - Regulated Electric - consists of regulated activities of Con Edison of New York and O&R relating to the generation, transmission and distribution of electricity in New York, New Jersey and Pennsylvania.

         - Regulated Gas - consists of regulated activities of Con Edison of New York and O&R relating to the transportation, storage and distribution of natural gas in New York and Pennsylvania.

         - Regulated Steam - consists of regulated activities of Con Edison of New York relating to the generation and distribution of steam in New York.

         - Unregulated Subsidiaries - represents the operations of the competitive electric and gas supply, energy-related products and services and the operations of the affiliate that invests in energy infrastructure and wholesale telecommunications businesses.

         - Other - includes the operations of the parent company, Con Edison, and consolidation adjustments.

All revenues of Con Edison's business segments, excluding revenues earned by an affiliate of Con Edison on certain energy infrastructure projects, which are deemed to be immaterial, are from customers located in the United States of America. Also, all assets, excluding certain investments in energy infrastructure projects by an affiliate of Con Edison, which are deemed to be immaterial, are located in the United States of America. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. See Note A.

Common services shared by the business segments are assigned directly or allocated based on various cost factors, depending on the nature of the service provided.

The financial data for business segments are as follows:

                                                  REGULATED ELECTRIC
                                                  ------------------
                                        2001             2000           1999
                                        ----             ----           ----
                                                 (Thousands of Dollars)
Operating revenues                 $ 6,887,863      $ 6,938,128     $ 5,792,673
Intersegment revenues                   12,589           53,514         150,488
Depreciation and amortization          407,992          477,352         433,203
Income tax expense                     382,153          239,772         339,630
Operating income                       902,176          808,960         858,681
Interest charge                        316,449          309,753         268,392
Total assets                        12,193,525       12,386,304      11,831,548
Construction expenditures              810,821          786,211         530,068

                                                      REGULATED GAS
                                                      -------------
                                        2001              2000            1999
                                        ----              ----            ----
                                                   (Thousands of Dollars)
Operating revenues                 $ 1,465,957        $1,261,970      $1,000,083
Intersegment revenues                    3,181             6,113           2,812
Depreciation and amortization           72,050            66,780          66,262
Income tax expense                      73,768            64,942          60,598
Operating income                       179,823           176,171         152,212
Interest charge                         72,068            66,498          52,498
Total assets                         2,711,008         2,607,624       2,295,191
Construction expenditures              169,739           140,702         119,602


                                                    REGULATED STEAM
                                                    ---------------
                                        2001              2000            1999
                                        ----              ----            ----
                                              (Thousands of Dollars)
Operating revenues                    $503,736          $452,135        $340,026
Intersegment revenues                    1,903             2,023           1,667
Depreciation and amortization           17,902            18,173          17,996
Income tax expense                       5,695             2,407           2,910
Operating income                        27,893            25,557          19,450
Interest charge                         20,768            18,191          15,363
Total assets                           746,587           686,807         631,353
Construction expenditures               64,308            32,014          28,488

                                                 UNREGULATED SUBSIDIARIES
                                                 ------------------------
                                          2001           2000             1999
                                          ----           ----             ----
                                                (Thousands of Dollars)
Operating revenues                      $785,739       $793,740         $358,541
Intersegment revenues                          -              -                -
Depreciation and amortization             17,470         13,547            3,303
Income tax expense                         2,937         10,669          (5,122)
Operating income                          29,590         18,024          (9,313)
Interest charge                           16,863          9,652                -
Total assets                             995,476        820,942          387,692
Construction expenditures                163,921        121,214          165,000


                                                         OTHER
                                                         -----
                                          2001           2000             1999
                                          ----           ----             ----
                                                (Thousands of Dollars)
Operating revenues                    $  (9,333)       $(14,582)       $      -
Intersegment revenues                     9,333          14,582               -
Depreciation and amortization            10,821          10,555           5,418
Income tax expense                            -               -           1,700
Operating income                       (12,009)         (12,576)         (1,231)
Interest charge                           4,732           3,351           1,310
Total assets                            349,515         265,568         385,692
Construction expenditures                     -              -                -

                                                        TOTAL
                                                        -----
                                         2001            2000            1999
                                         ----            ----            ----
                                                (Thousands of Dollars)
Operating revenues                  $ 9,633,962      $ 9,431,391     $ 7,491,323
Intersegment revenues                    27,006           76,232         154,967
Depreciation and amortization           526,235          586,407         526,182
Income tax expense                      464,553          317,790         399,716
Operating income                      1,127,473        1,016,136       1,019,799
Interest charge                         430,880          407,445         337,563
Total assets                         16,996,111       16,767,245      15,531,476
Construction expenditures             1,208,789        1,080,141         843,158


NOTE O - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As of January 2001 Con Edison adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" (collectively, SFAS No. 133).

ENERGY PRICE HEDGING

Con Edison's subsidiaries use derivative financial instruments to hedge market price fluctuations in related underlying transactions for the physical purchase or sale of electricity and gas (Hedges).

Con Edison's utility subsidiaries, pursuant to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," defer recognition in income of gains and losses on a Hedge until the underlying transaction is completed. Pursuant to rate provisions that permit the recovery of the cost of purchased power and gas, Con Edison's utility subsidiaries credit or charge to their customers gains or losses on Hedges and related transaction costs. See "Recoverable Energy Costs" in Note A. To the extent SFAS

No. 71 does not allow deferred recognition in income, Con Edison's utility subsidiaries have elected special hedge accounting pursuant to SFAS No. 133 (Cash Flow Hedge Accounting). Con Edison Solutions (which provides competitive gas and electric supply and energy-related products and services) has also elected Cash Flow Hedge Accounting.

Pursuant to Cash Flow Hedge Accounting, except as described in the following paragraph, the mark-to-market unrealized gain or loss on each Hedge is recorded in other comprehensive income and reclassified to income at the time the underlying transaction is completed. Upon adoption of SFAS No. 133, Con Edison's subsidiaries recognized after-tax transition gains of $1.7 million in other comprehensive income and $0.4 million in income. In 2001 the company reclassified to income from accumulated other comprehensive income after-tax net losses relating to Hedges of $12.4 million. These losses, which were recognized in net income as fuel or purchased power costs, were largely offset by directionally opposite changes in the market value of the underlying commodities.

Under Cash Flow Hedge Accounting, any gain or loss relating to any portion of the Hedge determined to be "ineffective" is recognized in income in the period in which such determination is made. As a result changes in value of a Hedge may be recognized in income in an earlier period than the period in which the underlying transaction is recognized in income. The company expects, however, that these changes in values will be offset, at least in part, when the underlying transactions are recognized in income. In 2001 Con Edison Solutions recognized in income mark-to-market unrealized pre-tax net losses of $6.2 million relating primarily to derivative transactions that were determined to be "ineffective." As of December 31, 2001, unrealized after-tax losses amounting to $12.7 million relating to the subsidiaries' Hedges for which Cash Flow Hedge Accounting was used were for a term of less than two years and $11.6 million of after-tax losses relating to such Hedges were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

Con Edison Energy (which markets specialized energy supply services to wholesale customers) enters into over-the-counter and exchange traded contracts for the purchase and sale of electricity and installed capacity, gas or oil (which may provide for either physical or financial settlement) and is considered an "energy trading organization" required to account for such trading activities in accordance with FASB EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." With respect to such contracts entered into by Con Edison Energy, Con Edison recognized in income unrealized mark-to-market pre-tax net gains of $9.6 million in 2001.

INTEREST RATE HEDGING

O&R and Con Edison Development (which invests in and manages energy infrastructure projects) use Cash Flow Hedge Accounting for their interest rate swap agreements. In connection with its $55 million promissory note issued to the New York State Energy Research and Development Authority for the net proceeds of the Authority's variable rate Pollution Control Refunding Revenue Bonds, 1994 Series A (the 1994 Bonds), O&R has a swap agreement pursuant to which it pays interest at a fixed rate of 6.09 percent and is paid interest at the same variable rate as is paid on the 1994 Bonds. Upon adoption of SFAS No. 133, the company recognized after-tax transition adjustment losses relating to the swap agreement of $8.1 million in other comprehensive income. In 2001 the company reclassified $1.2 million of such losses from accumulated other comprehensive income to income. As of December 31, 2001, unrealized after-tax losses relating to the swap agreement amounted to $8.3 million of which $1.1 million were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

In connection with $95 million of variable rate loans undertaken relating to the Lakewood electric generating plant, Con Edison Development has swap agreements pursuant to which it pays interest at a fixed rate of 6.68 percent and is paid interest at a variable rate equal to the three-month London Interbank Offered Rate. Upon adoption of SFAS No. 133, the company recognized after-tax transition adjustment losses relating to the swap agreements of $1.6 million in other comprehensive income. In 2001 the company reclassified $1.2 million of such losses from accumulated other comprehensive income to income. As of December 31, 2001, unrealized after-tax losses relating to the swap agreements amounted to $3.4 million of which $1.9 million were expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

COMPREHENSIVE INCOME

Unrealized (losses)/gains on derivatives, net of tax included in Accumulated other comprehensive income was as follows:

                                                                                                       Twelve Months Ended
                                                                                                        December 31, 2001
                                                                                                        -----------------
                                                                                                      (Millions of Dollars)
Unrealized (losses)/gains on derivatives qualified as Hedges due to cumulative effect of a change
    in accounting Principles, net of $5.6 taxes                                                              $ (8.0)
Unrealized (losses)/gains on derivatives qualified as Hedges, net of $21.9 taxes                              (31.2)
Reclassification adjustment for gains/(losses) included in net income, net of $10.3 taxes                      14.8
Unrealized (losses)/gains on derivatives qualified as hedges, at December 31, 2001                            ------
                                                                                                             $(24.4)
                                                                                                             ======

NOTE P - NORTHEAST UTILITIES

In March 2001 Con Edison commenced an action in the United States District Court for the Southern District of New York, entitled Consolidated Edison, Inc. v. Northeast Utilities, seeking a declaratory judgment that Northeast Utilities has failed to meet certain conditions precedent to Con Edison's obligation to complete its acquisition of Northeast Utilities pursuant to their agreement and plan of merger, dated as of October 13, 1999, as amended and restated as of January 11, 2000 (the merger agreement). In May 2001 Con Edison amended its complaint. As amended Con Edison's complaint seeks, among other things, recovery of damages sustained by it as a result of the material breach of the merger agreement by Northeast Utilities and the court's declaration that under the merger agreement Con Edison has no further or continuing obligations to Northeast Utilities, and that Northeast Utilities has no further or continuing rights as against Con Edison.

In June 2001 Northeast Utilities withdrew the separate action it commenced in March 2001 in the same court and filed as a counter-claim to Con Edison's amended complaint its claim that Con Edison materially breached the merger agreement and that as a result Northeast Utilities and its shareholders have suffered substantial damages, including the difference between the consideration to be paid to Northeast Utilities shareholders pursuant to the merger agreement and the current market value of

Northeast Utilities common stock, expenditures in connection with regulatory approvals and lost business opportunities. Pursuant to the merger agreement, Con Edison agreed to acquire Northeast Utilities for $26.00 per share (an estimated aggregate of not more than $3.9 billion) plus $0.0034 per share for each day after August 5, 2000 through the day prior to the completion of the transaction, payable 50 percent in cash and 50 percent in stock.

Con Edison believes that Northeast Utilities has materially breached the merger agreement, and that Con Edison has not materially breached the merger agreement. Con Edison believes it is not obligated to acquire Northeast Utilities because Northeast Utilities does not meet the merger agreement's conditions that Northeast Utilities perform all of its obligations under the merger agreement. Those obligations include the obligation that it carry on its businesses in the ordinary course consistent with past practice; that the representations and warranties made by it in the merger agreement were true and correct when made and remain true and correct; and that there be no material adverse change with respect to Northeast Utilities. Con Edison is unable to predict whether or not any Northeast Utilities-related lawsuits or other actions will have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

NOTE Q - WORLD TRADE CENTER ATTACK

Con Edison of New York estimates that it will incur approximately $400 million of costs for emergency response, temporary restoration and permanent replacement of electric, gas and steam transmission and distribution facilities damaged as a result of the September 11, 2001 attack on the World Trade Center. Most of the costs are expected to be capital in nature. In December 2001 Con Edison of New York filed a petition with the NYPSC for authorization to defer the costs. The company estimates that its insurers will cover approximately $65 million of the costs. The company expects the NYPSC to permit recovery from customers of the costs, net of any Federal reimbursement, insurance payment and tax savings. At December 31, 2001, the company had capitalized $54.9 million of such costs as utility plant and deferred $32.9 million of such costs as a regulatory asset. In addition at December 31, 2001, the company accrued a regulatory liability to defer recognition in income of an $81.5 million tax refund claim resulting from a casualty loss deduction taken by the company relating to the attack.

[CON EDISON, INC LOGO]  Consolidated Edison, Inc.     VOTE BY TELEPHONE OR
                   4 Irving Place                INTERNET 24 HOURS A DAY,
                   New York NY 10003             7 DAYS A WEEK



                  TELEPHONE                                                  INTERNET                                 MAIL
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                  Use any touch-tone telephone to vote           Use the Internet to vote your proxy. Have     Mark, sign and date
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                  located in the box below, and then             below, to create an electronic ballot.        we have provided.
                  follow the simple directions.

                  Your telephone or Internet vote authorizes the named              If you have submitted your proxy by telephone
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

[ ]      PLEASE SIGN, DATE AND
         RETURN THE PROXY CARD                       [X]
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         ENCLOSED ENVELOPE.                (X) IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.  ELECTION OF DIRECTORS:

    FOR all nominees       [ ] WITHHOLD AUTHORITY to vote [ ] *EXCEPTIONS  [ ]
    listed on the reverse      for all nominees on the
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   THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
   BELOW.)

   *Exceptions___________________________________________________


                                                FOR   AGAINST   ABSTAIN
2.  Ratification of appointment of
    independent accountants.                    [ ]    [ ]       [ ]


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL (NO. 3):

                                                FOR   AGAINST   ABSTAIN

3.  Additional compensation information.        [ ]    [ ]       [ ]

          To change your address, please mark this box.     [ ]

          If you plan to attend the meeting and want an     [ ]
          admission ticket, check here.

                            SCANLINE

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature.
Names of all joint holders should be written even if signed by only one.)

                               Date               Share Owner sign here

                               ---------          ----------------------

                               Co-Owner sign here

                               -----------------------

                      DETACH PROXY CARD HERE IF YOU ARE NOT
                        VOTING BY INTERNET OR TELEPHONE

-------------------------------------------------------------------------------


CONSOLIDATED EDISON, INC.                      THIS PROXY IS SOLICITED ON BEHALF
COMMON STOCK                                   OF THE BOARD OF DIRECTORS


PLEASE DATE AND     The undersigned hereby appoints Peter W. Likins, Gordon J.
SIGN ON REVERSE     Davis and Joan S. Freilich and each or any of them with
SIDE. TO VOTE       power of substitution, proxies to vote all stock of the
IN ACCORDANCE       undersigned (including any shares held through the Company's
WITH THE            Automatic Dividend Reinvestment and Cash Payment Plan)
RECOMMENDATIONS     at the Annual Meeting of Stockholders on May 20, 2002 at
OF THE BOARD        10:00 a.m. at the Company's Headquarters, 4 Irving Place,
OF DIRECTORS        New York, N.Y. or at any adjournments thereof, as specified
NO BOXES            on the reverse side in the election of Directors and on the
NEED BE             proposals, all as more fully set forth in the proxy
CHECKED.            statement, and in their discretion on any matters that may come before the meeting.

                    Your vote for the election of Directors may be indicated on the reverse side. Nominees are: 01 - V.A. Calarco, 02 - G. Campbell, Jr., 03 - G.J. Davis, 04 - M.J. Del Giudice, 05 - J.S. Freilich, 06 - E.V. Futter, 07 - S. Hernandez-Pinero, 08 - P.W. Likins, 09 - E.R. McGrath, 10 - G. W. Sarney,
                    11 - R.A. Voell and 12 - S.R. Volk

                    THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2; AND "AGAINST" PROPOSAL
                    3.


                                   CON EDISON
                                   P.O. BOX 11003
                                   NEW YORK, N.Y. 10203-0003



                                                          [CON EDISON, INC LOGO]